As filed with the Securities and Exchange Commission on September 6, 2001
                                         Registration Statement No. 333-66100
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            -------------------------

                                 AMENDMENT NO 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------


                           EARTH SEARCH SCIENCES, INC.
             (Exact name of registrant as specified in its charter)


           Utah                       6199                       87-0437723
--------------------------------------------------------------------------------
(State or other jurisdiction   (Primary Standard              (I.R.S. Employer
     of incorporation              Industrial                Identification No.)
     or organization)       Classification Code Number)


                             1729 Montana Highway 35
                               Kalispell, MT 59901
                                 (406) 751-5200
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                John W. Peel, III
                             Chief Executive Officer
                           Earth Search Sciences, Inc.
                             1729 Montana Highway 35
                               Kalispell, MT 59901
                                 (406) 751-5200
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                           ---------------------------


                                   Copies to:
                            Gerald J. Guarcini, Esq.
                        Ballard Spahr Andrews & Ingersoll
                         1735 Market Street, 51st Floor
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-8500

================================================================================

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]________

         If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[TO BE INSERTED VERTICALLY ON LEFT MARGIN OF COVER OF PROSPECTUS]

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.




                 SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2001


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]



                         36,847,372 SHARES COMMON STOCK



         All of the shares of common stock offered by this propspectus are being sold by a selling shareholder. We will not receive any proceeds from the sale of these shares.


         Our common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol "EDIS." On September 4, 2001, the last reported sale price of our common stock was $0.15 per share.



         INVESTING IN THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


         A MAJORITY OF THE SHARES OFFERED BY THIS PROSPECTUS HAVE BEEN OR WILL BE ISSUED PURSUANT TO A COMMON STOCK PURCHASE AGREEMENT DATED MAY 23, 2001 WITH ALPHA VENTURE CAPITAL, INC. AND WE ARE REGISTERING THE SHARES PURSUANT TO THAT AGREEMENT. WE ARE ALSO REGISTERING THE SHARES ON BEHALF OF OTHER SELLING SHAREHOLDERS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.













               The date of this prospectus is September __, 2001.

                               PROSPECTUS SUMMARY

         YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                           EARTH SEARCH SCIENCES, INC.

         This is a registration of 36,847,372 shares of our common stock. Approximately 32,000,000 shares will be registered under the terms of the Common Stock Purchase Agreement between Alpha Venture Capital, Inc. (Alpha) and ourselves. The terms of the Common Stock Purchase Agreement offer us the opportunity to sell monthly amounts of our common stock to Alpha at volumes and discounted prices based on prior trading prices and stock trading volumes. The one year commitment of Alpha under this agreement is for a maximum of $10,000,000 and will be extended for an additional year if at least $2,000,000 of the commitment is used during the first twelve (12) months from the effective date of the registration statement to which this prospectus relates.

         Approximately 4,847,372 shares of our common stock will be registered under piggy back registration rights for certain warrants and convertible preferred stock and for certain shares held by the former holders of Space Technology Development Corp. or STDC, our employees and consultants.


The Offering
------------

         In order to provide a possible source of funding for our current activities and for the continued development of our current and planned products, and markets for our products, on May 23, 2001, we entered into a Common Stock Purchase Agreement, commonly referred to as an equity financing agreement, with Alpha.


         Under the Purchase Agreement, Alpha has agreed to provide us with up to $10,000,000 of funding during the twelve-month period following the effective date of the registration statement to which this prospectus relates. The commitment period will be extended automatically for an additional twelve (12) months if at least twenty percent (20%) (i.e. $2,000,000) of the commitment amount is purchased during the first twelve (12) months from the effective date. During this commitment period, we may request a draw down under the Purchase Agreement by selling shares of our common stock to Alpha, and Alpha will be obligated to purchase the shares. The minimum amount we can draw down at any one time is the lesser of (i) $150,000 or (ii) 300% of the average daily trading volume over the twenty (20) trading days preceding the date of the draw down request. The maximum amount we can draw down at any one time is the lesser of
(i) $1,500,000 or (ii) 300% of the average daily trading volume over the twenty
(20) trading days preceding the date of the draw down request. Subject to the satisfaction of certain conditions, we may request a draw down once every fifteen (15) trading days, although we are under no obligation to request any draw down under the Purchase Agreement.


         The purchase price shall be based on eighty-eight percent (88%) of the average of the five (5) lowest reported daily weighted average market prices during the ten (10) trading days preceding the date of the draw down request. The number of shares to be purchased by Alpha shall be determined on the date of the draw down request by dividing the draw down amount requested by the purchase price determined during the ten (10) trading day period, subject to the minimum amount and the maximum amount described in the immediately preceding paragraph. We will receive the purchase price.

         Using the formula contained in the Purchase Agreement, if we had requested a draw down on September 5, 2001, the maximum amount that could be drawn down would have been $47,577, representing 300% of the dollar value of the average daily trading volume of our common stock over the 20 preceding trading days of $15,859 (calculated using the average daily trading volume of 95,825 shares multiplied by the average closing price of $.1655 during such period). Based upon the five lowest trading prices of our common stock during the 10 trading days preceding September 5, 2001 and the applicable discount, we would have sold 384,804 shares of our common stock to Alpha at a price of $.124 and would have received proceeds from the sale of these securities equal to $47,577.

         Additionally, we issued "A" Warrants to Alpha to purchase up to 1,500,000 shares of our common stock and "B" Warrants to purchase up to 1,500,000 shares of our common stock. The common stock underlying these warrants will be registered in the registration statement of which this prospectus is a part. These shares may be offered for sale from time to time by means of this prospectus which shall be amended as may be necessary in order to keep this prospectus effective as long as Alpha holds shares of our common stock or until these shares can be sold under an appropriate exemption from registration. We have agreed to bear the expenses of registering the shares, including Alpha's reasonable legal fees in an amount not more than $5,000, but not the expenses associated with selling the shares, such as broker discounts and commissions.

         The "A" Warrants granted to Alpha are exercisable at any time commencing May 23, 2001 until May 23, 2006 at an initial price per share equal to the lesser of (a) ninety-five percent (95%) of the average of the five (5) closing bid prices following March 15, 2001 or (b) ninety-five (95%) percent of the average of the five (5) closing bid prices following the effective date of the registration statement, subject to further adjustment for anti-dilution provisions. The "B" Warrants are exercisable at any time commencing May 23, 2001 until May 23, 2006 at an initial price per share equal to the lesser of (a) one hundred percent (100%) of the average of the closing bid prices for the five (5) trading days immediately preceding the date of the issuance of the "B" Warrant or (b) one hundred percent (100%) of the average of the closing bid prices of the five (5) trading days immediately preceding the date Alpha may exercise such portion of the "B" Warrant, subject to further adjustment for anti-dilution provisions.


         As of August 31, 2001, 154,910,609 shares of our common stock were issued and outstanding. The number of shares does not give effect to shares that may be issued pursuant to the Purchase Agreement or upon exercise and/or conversion of warrants or preferred stock.


         Although we will not receive any proceeds from the sale of the shares by selling shareholders, we will receive proceeds from any sale of common stock to Alpha under the Purchase Agreement and upon exercise of "A" and "B" Warrants issued to Alpha when, and if, Alpha pays the exercise price in connection with such exercise. Under the Purchase Agreement, we are required to use all of the proceeds for working capital and general corporate purposes.

         The purchase of the securities offered by this prospectus involves a high degree of risk. See the "Risk Factors" section of the prospectus for
additional Risk Factors.               2

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISK AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US.

         IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR INDUSTRY

COMPETITIVE PRESSURES MAY ADVERSELY AFFECT OUR OPERATING REVENUES.

         We have numerous competitors in the remote sensing services (airborne hyperspectral services) and natural resource development industries. Competition in the remote sensing industry comes from several primary sources. Our principal competitors in the natural resource development industry include traditional exploration companies using a variety of other technologies. Some of our competitors in both remote sensing and natural resource development have substantially greater financial and other resources than we do. Competitive pressures in either industry may materially adversely affect our operating revenues and in turn, our business and financial condition.

FACTORS THAT HAVE AN ADVERSE IMPACT ON THE NATURAL RESOURCES OR ENERGY INDUSTRY MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         A substantial percentage of our gross profit and operating income is derived from our airborne hyperspectral services business segment. Our airborne hyperspectral operations are focused, in part, on discovering potential deposits of hydrocarbons and minerals. Therefore, our business is directly affected by economic factors and other trends that affect our customers in the energy and natural commodities industries, including a possible decrease in the cost of energy or projected market growth that may not materialize or be sustainable. When these economic and other factors depress the price of energy, they tend to reduce the overall customer demand for natural resources development services, which could decrease our operating income. Economic and other factors that might affect the energy industry may have an adverse impact on our results of operations.

WE MAY NEED TO EXPEND SIGNIFICANT CAPITAL TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS IN OUR INDUSTRY.

         The remote sensing industry (as well as the computing industry instrumental in processing the raw data) is constantly undergoing development and change and it is likely that new technology, whether embodied in new equipment or techniques, will be introduced in the future. In order to keep pace with any new developments, we may need to expend significant capital to develop or purchase new equipment or to train our employees in the new techniques. We are pursuing financing to develop additional remote sensing instruments; however, we may not be able to raise sufficient funds and if we do so, there is no guaranty that the new instruments will out perform instruments used by our competitors.

WE MAY INCUR SIGNIFICANT EXPENSES TO COMPLY WITH NEW OR MORE STRINGENT GOVERNMENTAL REGULATION.

         The sale of our imagery is regulated by the Department of Commerce. Although we (through our acquisition of STDC) have acquired a Department of Commerce Remote Sensing License that permits us to market globally hyperspectral and panchromatic imagery, there is no guarantee that the government will not impose restrictions on sales if the quality of our imagery increases with new technology that, for example, allows increased resolution. Because our license was the first issued Department of Commerce Remote Sensing License, we cannot anticipate how the Department of Commerce specifically will treat our license or how the airborne remote sensing industry will be regulated in the future.


                          RISKS RELATED TO OUR BUSINESS

THE LOSS OF OUR KEY CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

         For the twelve months ended March 31, 2001, a significant survey in South American accounted for approximately 32% of our total revenue. We are pursuing contracts that produce revenues from the application of hyperspectral remote sensing technology. In the future, however, we may not receive significant contracts and our results of operations may be materially adversely affected.

WE MAY NOT REALIZE OUR ANTICIPATED RETURN ON CAPITAL COMMITMENTS MADE TO EXPAND OUR CAPABILITIES.

         We purchased an aircraft, additional satellite and airborne hyperspectral instruments as well as oil and gas property rights. The aircraft and airborne hyperspectral instruments were purchased to increase our capacity to conduct airborne surveys. If we do not experience continued demand for our remote sensing services, we may incur significant expense without generating corresponding revenues. The oil and gas property rights were acquired in order to exploit suspected natural resources located within certain properties. If these properties do not contain sufficient natural resources to warrant exploitation, we may incur significant expenses without generating corresponding revenues.

         In addition, from time to time, we expect to make significant capital expenditures to implement new processes and to increase both efficiency and capacity. Some of these projects may require additional training for our employees and not all projects may be implemented as anticipated. If any of these projects do not achieve the anticipated increase in efficiency or capacity, our returns on these capital expenditures may not be as expected.

WE MAY NEED ADDITIONAL FINANCING FOR ACQUISITIONS AND CAPITAL EXPENDITURES AND SUCH FINANCING MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US.

         A key element of our strategy has been, and continues to be, internal growth and growth through the acquisition of other companies engaged in commercial hyperspectral remote sensing. In order to grow internally, we may need to make significant capital expenditures and may need to obtain additional capital to do so. Our ability to grow is dependent upon, and may be limited by, among other things, our capital structure, the price of our stock and our existing financing arrangements. If additional funding sources are needed, we may not be able to obtain the additional capital necessary to pursue our internal growth and acquisition strategy or, if we can obtain additional financing, the additional financing may not be on financial terms that are satisfactory to us.

THE NEMO PROJECT MAY NOT BE SUCCESSFUL.

         The NEMO project, our satellite-based hyperspectral instrument, is the cornerstone of STDC's strategic plan. The satellite is not yet in orbit. In the third quarter of 2000, we retained the investment-banking firm of Houlihan Lokey Howard & Zukin to raise funds to expand our hyperspectral services market and to satisfy our financial commitment to the NEMO project to enable completion and successful launch of the satellite. We cannot guarantee that sufficient financing will be raised. If sufficient funding is raised, we cannot guarantee that the satellite will be properly completed, launched and set into orbit. Although the satellite has an expected lifetime of five years, we cannot guarantee that the satellite will not be rendered inoperable sooner.

OUR FUTURE OWNERSHIP OF THE NEMO PROJECT MAY BE DILUTED TO A MINORITY INTEREST.

         We currently own 100% of STDC, our subsidiary responsible for developing and launching the NEMO satellite. We formed our subsidiary Earthmap, Inc. to raise capital to fund the completion and launch of the NEMO sensor and satellite. Currently, we own 100% of Earthmap. As Earthmap raises capital, we will contribute assets, primarily our shares in STDC, to Earthmap. In order to raise the funds necessary to complete and launch the NEMO satellite, our interest in Earthmap may be diluted to a minority interest.

OUR DATABASE OF SPECTRAL INFORMATION MAY NOT BE MARKETABLE OR MAY NOT GARNER A PRICE WHICH MAKES PROCESSING OR ANALYZING THE DATA ECONOMICALLY REASONABLE.

         We have a substantial archive of Probe 1 hyperspectral imagery that was not gathered under contract with a client. We continue to gather hyperspectral imagery without having sold the rights to that data. The collection process requires variable as well as fixed expenditures that must be recouped though marketing the collected data. Although we do not carry the value of our existing Phase 1 hyperspectral archives as an asset on our balance sheet, our future success depends to some extent upon our ability to market this archived data.

CANCELLATIONS, REDUCTIONS OR DELAYS IN CUSTOMER ORDERS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Our overall operating results are affected by many factors, including the timing of survey contracts from large clients and the timing of capital expenditures to increase our capacity for gathering data in anticipation of future sales of products and services. A portion of our operating expenses are relatively fixed; however, a significant portion of our expenses relating to airborne surveys are variable. Because several of our operating divisions and subsidiaries are new businesses and have not obtained long-term commitments from our clients, we must anticipate the future demand for our services based upon our discussions with clients. Cancellations, reductions or delays in orders by a client or group of clients could have a material adverse effect on our business, financial condition and results of operations.

OUR ACQUISITION STRATEGY EXPOSES US TO RISKS, INCLUDING THE RISK THAT WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES.

         We view the STDC acquisition (and the NEMO project) as a means to achieving our stated goal of becoming a vertically integrated remote sensing services provider. The NEMO project may not be successfully integrated as an affiliate. Our ability to grow by acquisition is dependent upon, among other things, the availability of suitable acquisition candidates. Growth by acquisition involves risks that could adversely affect our operating results, including difficulties in integrating the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. We may not be able to consummate acquisitions on satisfactory terms or, if any acquisitions are consummated, satisfactorily integrate these acquired businesses.

THE UNAVAILABILITY OF SKILLED PERSONNEL MAY HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

         From time to time, we or some of our operating divisions and subsidiaries may experience difficulties in attracting and retaining skilled personnel to process and interpret the substantial volume of imagery data that is already collected or is expected to be collected in the future. Our ability to operate successfully could be jeopardized if we are unable to attract and retain a sufficient number of skilled personnel to conduct our business.


                         RISKS RELATED TO THIS OFFERING

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER THAT SHAREHOLDERS MAY CONSIDER FAVORABLE.

         Our certificate of incorporation and bylaws contain cumulative voting provisions that could prevent or delay a change in control or change in management that would provide shareholders with a premium to the market price of their common stock. Cumulative voting could have the effect of discouraging unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, or otherwise could adversely affect the market price of our common stock.

BECAUSE OUR STOCK PRICE MAY BE VOLATILE, OUR STOCK PRICE COULD EXPERIENCE SUBSTANTIAL DECLINES.

         The market price of our common stock has historically experienced and may continue to experience volatility. This volatility may cause wide fluctuations in the price of our common stock on the NASD Over-the-Counter Bulletin Board Service. The market price is likely to be affected by:

    o    changes in general conditions in the economy of the financial market;

    o    variations in our quarterly operating results;

    o    changes in financial estimates by securities analysts;

    o other developments affecting us, our industry, customers or competitors;

    o the operating and stock price performance of companies that investors deem comparable to us; and

    o the number of shares available for resale in the public market under applicable securities laws.

         The entire stock market has experienced significant volatility in recent months. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance. Therefore, we cannot predict the market price for our common stock after this offering.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not paid any dividends on our common stock and do not intend to pay dividends in the foreseeable future. In the event that we and/or certain of our subsidiaries enter into future financings, the terms of such financings may include dividend restrictions.

IF THE PRICE OF OUR COMMON STOCK BECOMES LOWER, THE SALE OF OUR COMMON STOCK TO ALPHA MAY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS AND DEPRESS THE PRICE OF OUR COMMON STOCK.


         As of August 31, 2001, we had 154,201,609 outstanding shares of common stock. As of August 31, 2001, there were 200,000 shares of convertible preferred stock outstanding that are currently convertible into 1,000,000 shares of common stock. Additional shares of common stock that may be sold by means of this prospectus, are issuable under the Purchase Agreement and upon exercise of the "A" and "B" Warrants held by Alpha. We may also issue additional shares for various reasons and may grant additional stock options to our employees, officers, directors and third parties.

         Accordingly, the issuance of shares under the Purchase Agreement, in connection with any other financing, and upon exercise of warrants, options or the conversion of preferred stock will have a dilutive impact on other shareholders and could have a negative effect on the market price of the common stock. In addition, the shares issuable to Alpha will be issued at a discount to the daily volume weighted average prices of our common stock.

         As we sell shares of our common stock to Alpha under the Purchase Agreement, and Alpha sells the common stock to third parties, the price of the common stock may decrease due to the additional shares in the market. If we decide to draw down on the Purchase Agreement as the price of our common stock decreases, we will be required to issue more shares of our common stock for any given dollar amount invested by Alpha. The more shares that are issued to Alpha, the more the then outstanding shares will be diluted and the more our common stock price may decrease. Any decline in the price of the common stock may encourage short sales that could place further downward pressure on the price of our common stock.


         The following table illustrates how the number of shares of common stock required to be sold to draw down the full $10,000,000 under the Purchase Agreement would increase or decrease if the market price (as defined in the Purchase Agreement) of our common stock were to increase or decrease.

         For illustrative purposes, the market prices shown below are based on the trading price of our common stock as of September 4, 2001 ($.15), the 52-week high of our common stock ($.72) and the 52-week low of our common stock ($.125). Also included are market prices representing an increase of 50% from the current trading price ($.225) and a decrease of 50% from the current trading price ($.075).

------------------------ ------------ ------------ ------------ ------------- -------------
Market Price                    $.72        $.225         $.15         $.125         $.075
------------------------ ------------ ------------ ------------ ------------- -------------
Purchase Price                $.6336        $.198        $.132          $.11         $.066
------------------------ ------------ ------------ ------------ ------------- -------------
Number of Shares of
Common Stock
Required to Draw Down
$10,000,000               15,782,828   50,505,050   75,757,575    90,909,090   151,515,151
------------------------ ------------ ------------ ------------ ------------- -------------
Percentage of Shares of
Common Stock
Outstanding as of
August 31, 2001 upon
Issuance                       9.28%       24.67%       32.94%        37.09%        49.56%
------------------------ ------------ ------------ ------------ ------------- -------------

         The market price is based on the average of the five (5) lowest reported daily volume weighted average market prices of the common stock for the ten (10) days preceding the date of the draw down request. The purchase price reflects an 88% discount from the market price pursuant to the Purchase Agreement. This chart is for illustrative purposes only and the amount we will actually be able to draw down is subject to certain minimums, maximums and other conditions. We are under no obligation to draw down any amount under the Purchase Agreement.

OUR COMMON STOCK IS A "PENNY STOCK" AND ITS LIQUIDITY MAY BE AFFECTED BY CERTAIN SEC REGULATIONS.


         Trading of our common stock is now being conducted over-the-counter through the NASD Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Securities and Exchange Commission adopted regulations that generally define a "penny stock" as any equity security that has a market price of less than $5.00 per share. Additionally, if the equity security is not registered or authorized on a national securities exchange or the Nasdaq and the issuer has net tangible assets under $2,000,000, the equity security also would constitute a "penny stock." Our common stock falls within the definition of penny stock. These regulations require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers to sell our common stock and the ability of stockholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

Forward-Looking Statements
--------------------------

         This prospectus contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risk and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial conditions we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in "Risk Factors" and in other sections of this prospectus. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," or similar words, or the negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of common shares by the selling shareholders. We will receive the sale price of any common stock we sell to Alpha pursuant to the Purchase Agreement or upon exercise of warrants to the extent the purchase price is paid in cash. We expect to use the proceeds from any such sales for working capital and general corporate purposes.



                                    DILUTION

         The issuance of additional shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. Investors in this offering will suffer immediate dilution because the market price paid for the securities offered will likely be more than the net tangible book value of our common stock. Net tangible book value is calculated by taking our total assets, less intangible assets and liabilities, and dividing it by the number of outstanding shares of common stock.

         The actual dilution to investors in this offering will depend on the price paid for the shares and the actual prices at which we sell shares to Alpha under the Purchase Agreement and the "A" and "B" Warrants.

                           PRICE RANGE OF COMMON STOCK

         Our common stock trades in the over-the-counter market. The range of reported high and low bid quotations for our common stock, as set forth below, reflect interdealer bid prices, without retail markups, markdowns, commissions, or adjustments as reported in the NASDAQ "pink sheets" and do not represent actual transactions.

         Quarter Ended                 High         Low
         -------------                 ----         ---
         June 30, 1999                  .21         .19
         September 30, 1999             .15         .13
         December 31, 1999             1.32        1.25
         March 31, 2000                1.81        1.70

         June 30, 2000                 1.72         .75
         September 30, 2000             .97         .44
         December 31, 2000              .67         .31
         March 31, 2001                 .50         .28

         June 30, 2001                  .46         .19
         September 30, 2001
         (through July 16, 2001)        .67         .19

         The number of record owners of our $.001 par value common stock at June 30, 2001 was approximately 1,063. This does not include shareholders that hold stock in their accounts at brokers/dealers.

         Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. No dividends have been paid with respect to our common stock and no dividends are anticipated to be paid in the foreseeable future.

                             SELECTED FINANCIAL DATA

         The following table sets forth certain selected financial data for each of the last five fiscal years and is qualified in its entirety by reference to our audited financial statements and notes thereto. The financial statements for 1997 and 1998 were audited but are not included in this S-1. We acquired STDC on December 21, 1999. The results of operations for 2001 and 2000 include the results of operation for STDC from December 22, 1999 to March 31, 2001.

                                                        As of or for the fiscal year ended
                                     2001             2000             1999             1998             1997
                                  -------------------------------------------------------------------------------
Operating revenue                 $ 2,678,986      $ 1,526,446      $   881,006      $    55,000      $         -
Net loss(*)                        (6,636,480)      (5,177,983)      (2,271,428)      (5,849,999)      (2,549,823)
Net loss per common share(*)            (0.05)           (0.05)           (0.03)           (0.08)           (0.04)
Total assets                       19,710,126       19,532,230        3,992,233        4,880,652        3,951,914
Long-term obligations               5,253,135        4,515,118        6,594,080        5,767,961          873,462
Stockholders' equity  (deficit)     2,346,846        2,663,656       (3,998,137)      (3,005,765)      (2,960,610)
Cash dividends declared                     -                -                -                -                -

(*) The net loss in fiscal 1999 and 1998 included an extraordinary loss of $115,023 and $1,165,000, respectively, or (0.001) and (0.015), respectively, per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Financial comparisons will be made between the fiscal years ended March 31, 2001 and 2000 and 1999.

Results of Operations
---------------------

         We recognized revenue of $2,678,986 in 2001 compared with $1,526,446 and $881,006 in 2000 and 1999, respectively. The increase in revenue in 2001 compared with 2000 is the beginning of revenue on oil and gas properties in 2001 of approximately $417,000 and a significant hyperspectral survey in Peru that resulted in approximately $860,000 in revenue in 2001. In 2001, costs of services provided was $1,777,437 compared with $1,796,412 and $767,570 in 2000 and 1999, respectively.

         Exploration costs in 2001 were $95,540 compared with $6,282 and $68,229 in 2000 and 1999, respectively. The increase in exploration costs from 2000 to 2001 is primarily a result of our focus on utilization of the Probe for our own exploration projects. General and administrative costs were $3,854,000 in 2001 compared with $2,397,484 and $1,417,514 in 2000 and 1999, respectively. The increase in 2001 and 2000 compared to 1999 is, in part, due to the inclusion of $1,458,662 and $233,397 of STDC costs included in general and administrative costs in 2001 and 2000, respectively.

         During 2001, our Board of Directors approved the issuance of 8,587,000 shares against options as a performance based stock bonus. The issuance of these shares resulted in non-cash compensation expense of $2,926,781. In 2000, we recognized non-cash compensation expense of $1,608,001 for the vesting of options. Of this amount, $1,593,600 relates to performance options issued to our officers in 1997. At the time these options were granted, the officers' salary was deferred and our common stock price was approximately $0.48. These options allow the officers to purchase restricted shares at exercise prices ranging from $.50 per share to $2.50 per share, for up to 24 months after vesting. The vesting of these options is dependent on our stock price reaching certain prices and maintaining that level for a specified number of days. In 2000, 3,000,000 of options met the performance criteria and resulted in the recording of $1,593,600 of compensation expense.

         Interest income in 2001 was $98,436 compared to $38,821 in 2000. The increase was due to $73,721 in interest from STDC in 2001 compared to $23,425 in 2000. In 2001, we recognized interest expense of $1,035,856 compared to $1,136,995 and $773,288 in 2000 and 1999, respectively. This decrease in interest expense over the prior year is a result of our conversion of convertible notes to equity in the fourth quarter of 2001. Other expense was $641 and $10,810 in 2000 and 1999, respectively.

         In 2001, we recorded minority interest in losses of consolidated subsidiaries of $290,336 compared to $202,565 in 2000. In 2000, ESSI Probe 1 LC, a consolidated subsidiary with a 50% minority interest took delivery of the second Probe instrument and started operations. ESSI

Probe 1 LC minority interest loss in 2000 was $201,298. In 2001, ESSI Probe 1 LC completed its first full year of operations and incurred a minority loss of $270,252.

         We recognized a net loss of $6,636,480 in fiscal 2001 compared with a net loss of $5,177,983 and $2,271,428 in 2000 and 1999, respectively. The loss on a per share basis was $0.05, $0.05, and $0.03 in fiscal 2001, 2000, and 1999, respectively. Included in the loss in 2001 and 2000 is a loss of $1,822,434 and $879,250 or $0.13 and $.01 per share, respectively, from the operations of STDC.

Liquidity and Capital Resources
-------------------------------

         We have financed our activities to date with a combination of cash flow from operations and the use of equity securities and promissory notes. Subsequent to March 31, 2001, we signed a definitive agreement with an investor for an equity line of up to $10,000,000 for one year with an extension option for a second year. The terms of the equity line are that, after the effectiveness of a registration statement, we can sell at our option our registered shares of common stock to the investor on a monthly basis. The maximum amount of funds that can be raised in any month is $1,500,000 limited by a calculation based on the average volume of the stock for the preceding month and the price of the stock. The stock will be sold at 88% of the average of the lowest five (5) trading days over the ten (10) days of trading immediately proceeding the sale date.

         Net cash used in operating activities was $525,414 in 2001, resulting primarily from payment for salaries and services. Cash used in operating activities was $3,343,109 in 2000, resulting primarily from a net loss of $5,177,983, and payments for salaries, services and depreciation. Cash used in operations was $374,023 in 1999, resulting primarily from a net loss of $2,271,428, and payments for salaries, services and depreciation.

         Capital expenditures for March 31, 2001 were primarily for payments on airborne hyperspectral instruments and purchases of new computer equipment, working interests in mining properties and an airplane specially equipped for flying our hyperspectral instruments, and payments on a subsidiary's satellite hyperspectral instrument.

         At March 31, 2001 and 2000, we had cash of $367,902 and $6,119,562 and working deficit of $10,750,323 and $5,408,478, respectively.

         We do not intend to pay cash dividends to the holders of our common stock and intend to retain future earnings to finance the expansion and development of our business.

         As of June 30, 2001, we believe that available funds and those generated through our operations will be adequate to meet our anticipated cash needs for the next fiscal year. However, there can be no assurance that additional capital beyond the amounts we currently forecast will not be required nor that any such required additional capital will be available on reasonable terms, if at all, at such time or times as we require. Additional financing may involve public or private offerings of debt or equity securities, and may include bank debt. Debt financing may increase our leveraged position, require us to devote significant cash to service debt and limit funds available for working capital, capital expenditures, and general corporate purposes, all of which could increase our vulnerability to adverse economic and industry conditions and competitive pressures. Equity financing may cause additional dilution to purchasers of our common stock.

         STDC will need to raise private industry funds of approximately $125,000,000 in order to complete, launch and operate the hyperspectral imaging satellite and instrument. We have engaged investment banker Houlihan, Lokey, Howard and Zukin to assist in this capital raise.

         There can be no assurance that additional capital beyond the amounts we currently forecast will not be required nor that any such required additional capital will be available on reasonable terms, at such time or times as we require.

Future Operations
-----------------

         We will focus on expanding our markets for remote sensing services by marketing our remote sensing imagery collection services and value added imagery processing. In addition, in the mineral and hydrocarbon resource exploration areas we will operate our remote sensing instruments for our own use and secure equity interests in promising properties identified from the remote sensing imagery. Further, collected imagery will be analyzed and processed to aid in our decisions to take new or additional equity interests in prospective properties.

         We, through our subsidiary STDC, will continue to focus on raising capital to finish construction of the NEMO satellite in expectation of a launch in 2003. Further, we will continue to look for equity funding to develop additional instruments including handheld, as well as airborne spectrometers.

         We have entered into an agreement to use an Inertial Measurement Unit or IMU provided by The Boeing Corporation. Use of the IMU will enable us to more accurately geoposition our Probe hyperspectral data and assist in the insertion of our data into a customer's Geographical Information System or GIS database. In addition, collection of field spectra using our field spectrometer provides customers both ground and airborne spectral information that can be incorporated into a customer's GIS to provide a custom, leading edge information product.

         Lastly, we will seek to acquire revenue-producing companies in the natural resources and environmental monitoring field.

         Through teaming with other firms, we will identify additional technology applications for remote sensing. Management intends to pursue additional markets for our imagery databases, which would generate operating revenues and improve cash flows.

Additional Risk Factors That Could Affect Operating Results And Market
----------------------------------------------------------------------
Price Of Stock
--------------

         We believe other commercially available current and planned remote sensing instruments pose competitive pressures. While our plan is to develop better hyperspectral airborne and satellite instruments to maintain our competitive position, there can be no assurance that our new instrument developments will be commercially or financially successful.

         The current prices of oil and natural gas has intensified efforts to locate new reserves and use new technologies for exploration such as remote sensing. Fluctuations in the prices of oil and gas could negatively impact the commercial applications for our instruments in the oil and gas exploration area as well as any revenue on our interests in oil and gas properties.

         Lower prices for minerals could negatively impact our commercial prospects for marketing our remote sensing instruments and our strategy to earn revenue by identifying minerals for our own exploration and development.

         The STDC agreement with the Office of Naval Research to develop and deploy NEMO requires STDC to raise additional industry funds of approximately $125,000,000 to complete the project. There can be no assurances that STDC will be able to raise funds necessary to complete the project.


                              CHANGE IN ACCOUNTANTS

         On May 25, 2001, our Board of Directors dismissed our former accountants, PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP served as our auditor for the fiscal year ended March 31, 2000. Our Board of Directors has appointed Grant Thornton LLP as our auditor for the year ended March 31, 2001. Grant Thornton's engagement began on May 25, 2001. Grant Thornton's office is located at 701 Pike Street Suite 1500 Seattle, Washington 98101.

         The reports of PricewaterhouseCoopers LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle except for the inclusion in both reports of an explanatory paragraph regarding our ability to continue as a going concern.

         In connection with its audits for the two most recent fiscal years and through May 25, 2001, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years.

         During the two most recent fiscal years and through May 25, 2001, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

         We have requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated May 25, 2001, was filed as Exhibit 16.1 to our Form 8-K filed June 1, 2001.

                             DESCRIPTION OF BUSINESS
Organization
------------

         We were incorporated in 1984 under the laws of the state of Utah.

Corporate Focus
---------------

         Our mission is to commercially exploit the science of remote sensing in a wide variety of industries around the globe. The science of remote sensing includes acquiring, processing and interpreting imagery of the earth captured from instruments deployed on aircraft or satellites. The advantages of airborne and satellite remote sensing over other methods of gathering visual information are that data can be collected better, faster and cheaper over larger areas including sites inaccessible from the ground. By collecting data at different times, changes can be detected that may be due to significant natural or man-made processes. Detection of such changes can assist in environmental/land use management. Remote sensing instruments measure reflected, visible and infrared sunlight from the Earth's surface over a spectral range seven times broader than the human eye can see. This collected data can then be digitally analyzed using personal computers. The digitally analyzed imagery can provide information useful to a wide range of industries such as, but not limited to, natural resource development (including oil and mineral exploration, fisheries and forestry), land use development, environmental remediation and monitoring, agriculture (including vegetation stress analysis and fertilizer treatment), disaster assessment, marine sciences and military sciences.

Original Business Plan
----------------------

         We acquired an imagery database obtained from the utilization of remote sensing instruments owned and operated by third parties in 1987 and 1991 for the purpose of mineral exploration. Based on an analysis of obtained imagery, we procured mining patents and land leases and sought partners to develop several prospective mining properties. We entered into several arrangements with mining entities for the development of some of our properties, but none of those arrangements resulted in the development of operating mines. Due to the lack of capital to fund advance royalties, due diligence requirements associated with our mining properties and changes in mining laws which required increased and more timely due diligence expenditures, we opted to release virtually all of our mining properties starting in 1991. We completed this divesture in 1994.

         In 1991, we were invited to participate in the Visiting Investigator Program sponsored by the National Aeronautics and Space Administration. In the program, we sought to compare the benefits of using an Airborne Visible and Infra-Red Imaging Spectrometer, along with other less advanced instruments, in locating geologic areas of interest in a test area in Nevada. The results of that program were published in January 1993. As a result of our participation in the program, we acquired a large amount of unprocessed imagery data.

         We recognized the need to refine existing remote sensing technology in order to improve the economics of commercial remote sensing applications. We decided to use hyperspectral remote sensing instruments which expand the image resolution and, thus, the usefulness of acquired imagery. To achieve our goal, we undertook the development of a miniaturized hyperspectral remote sensing instrument, Probe 1, which is designed to be used with cost effective and easily available aircraft.

Current Business Plan
---------------------

         We are evolving from a mineral exploration and research and development organization into a leading provider of remote sensing services for both our own mineral and hydrocarbon exploration purposes as well as for third party customers. On June 1, 1997, we took delivery of our first Probe 1 instrument. In its first full year of commercial operation, we developed markets and generated revenue from multiple clients. In August of 1999, we took delivery of our second Probe 1 instrument. Since June 1, 1997, we have collected and currently own a substantial archive of Probe 1 hyperspectral imagery from Kazakhstan, Australia, British Columbia, Ontario, Quebec, Chile, Peru, Mexico, California, Nevada, Arizona, Idaho, Montana, Wyoming, Louisiana, Florida and Utah. At the present time, the value of this data archive has not been independently appraised and its value is not reflected in our financial statements.

         We believe cost effective hyperspectral remote sensing and imagery processing has tremendous potential in various global applications and markets. We are establishing subsidiaries to focus on hyperspectral remote sensing applications, marketing, and distribution in various industries. Each subsidiary will focus on a specific segment of commercial remote sensing and have a management team with relevant skills and expertise. If applicable, we will provide an exclusivity license for each subsidiary, provide use of our hyperspectral instruments, provide processing support, and provide marketing and management support to each subsidiary. In addition, we will receive a royalty from any resource development that occurs as a result of the subsidiaries' use of our instruments and technology. Until the successful launch and deployment of the NEMO satellite described below, the subsidiaries will utilize our airborne hyperspectral instruments. After the successful launch of the NEMO satellite and depending on the application both the airborne and satellite hyperspectral instruments will be made available to the subsidiaries. Following the launch, the subsidiaries expect to use the NEMO satellite's instrument in addition to the airborne instrument. Additional capital will need to be raised for each subsidiary by means of private placements or public offerings.

         To complement our Probe 1 technology, in fiscal 2000 we acquired STDC and its ownership in satellite based imagery technology (discussed below). The combination of a high-resolution airborne Probe 1 system and the lower resolution, larger area coverage achieved by satellite based imagery will provide powerful capabilities. The use of aircraft to collect large areas of remote sensing imagery throughout the world is an expensive and time-consuming task. Satellite gathered data will allow remote sensing customers to gather imagery from any large area around the world, including those areas which currently are inaccessible due to restrictions by foreign governments. This imagery can then be processed to determine if a closer look using our airborne instruments is necessary or desirable. The joint use of satellite and airborne remote sensing instruments, as well as our intent to use handheld instruments we intend to develop, will combine economical large area imagery collection by the satellite instrument and high-resolution imagery collection of target areas by the airborne instruments. All collected imagery can be processed by our imagery processors.

         We also plan to pursue mergers and acquisitions as the most expeditious and cost-effective way to consolidate commercial hyperspectral remote sensing. We intend over the next year to continue pursuing (a) acquisitions that aid in the commercialization of hyperspectral remote sensing technology, (b) contracts that produce revenues from the application of remote sensing to the existing markets in environmental remediation and mineral identification and the undeveloped markets for other appropriate projects involving a multitude of applications of the technology, (c) financing the development of additional miniaturized remote sensing instruments, and (d) development of promising mineral, oil and gas properties in which we have or acquire an interest, identifying such properties by utilizing our existing imagery database or acquiring such data.

Acquisition of Space Technology Development Corporation
-------------------------------------------------------

         In fiscal 2000, we acquired STDC of Alexandria, Virginia. We acquired all the outstanding shares of STDC in exchange for four million shares of our common stock and the option to purchase another four million shares at exercise prices ranging from $0.50 to $5.00 per share. Our management views the acquisition of STDC and the NEMO project (discussed below) as a way to advance our long-range strategic plan to become a vertically integrated service provider for clients requiring precise identification of materials on the Earth's surface from satellite, airborne and ground platform instruments.

         In early 1997, the Navy issued a broad agency announcement that it would conduct a competition on several "dual-use" projects, including the development of hyperspectral remote sensing technology in space. STDC bid on the project, which developed into the NEMO project. STDC signed an agreement with the Office of Naval Research in December of 1997 for the development, operation and launch of the NEMO satellite as a dual use project. Under the rules of the dual use program, the U.S. government will fund half or less of the program cost, while STDC and its industrial partners provide funding or in-kind contributions for the remaining costs of the program. The dual use program is administered by the Defense Advanced Research Projects Agency in the Office of the Secretary of Defense. Dual-use projects are designed so that both the armed services and private companies contribute to the projects and share in the benefits. The Defense Advanced Research Projects Agency works with the Army, the Navy and the Air Force to design a number of advanced technology projects that might qualify as dual-use projects worthy of special funding.

         The agreement between the Navy and STDC states its goals as to the successful launch of the NEMO satellite and the acquisition of image data of interest to the U.S. government. An additional goal is to form the basis for a commercially viable enterprise that will continue to provide imagery data to the U.S. government for the life of the satellite.

         The principal partner of STDC for the NEMO project is the Naval Research Laboratory, which operates under the direction of the Chief of the Office of Naval Research. The National Research Laboratory will modify, assemble and test the satellite and prepare it for launch.

         Industrial partners of STDC include Space Systems/Loral of Palo Alto, California; Science Applications International Corporation of La Jolla, California; AlliedSignal Technical Services Corporation of Columbia, Maryland (which recently merged with Honeywell); and Litton Advanced Systems of College Park, Maryland. Space Systems/Loral provided the basic satellite, a Globalstar(R) bus. AlliedSignal Technical Services Corporation will manage satellite operations and collect the imagery data transmitted from the satellite and Litton Advanced Systems is producing the NEMO spacecraft controller.

         Through launch and the first 60 days of orbit, the NEMO program will cost approximately $250 million. This figure includes the space segment (satellite, sensor and other electronics), the launch and the commercial business segment - imagery processing, product development, marketing and administration. Of this amount, the government has committed to fund approximately $63 million, and STDC and its industry partners are expected to contribute the balance.

         The NEMO satellite is the core of STDC's strategic plan to become the dominant provider of satellite gathered hyperspectral global imagery and related processing services. STDC has attained the required Department of Commerce Remote Sensing License that permits hyperspectral and panchromatic imagery to be sold commercially to a global market. This is the first license ever granted for a space-based hyperspectral system.

         NEMO is a high performance, highly sensitive imaging and information generating satellite that leverages the U.S. government's state of the art hyperspectral technology R&D programs. NEMO is designed to collect large volumes of 30 or 60-meter resolution hyperspectral data to spectrally identify and characterize objects and to collect 5-meter resolution panchromatic data for precise visual interpretation of the imagery. NEMO provides the potential for mapping all of the Earth's landmass with 5-m panchromatic, 30-m and/or 60-m hyperspectral data over its three-year mission life. NEMO has a design life of 5 years. The Navy desires the imagery data NEMO will collect, but without the expense of satellite ownership. After launch, STDC will own and operate the satellite, providing the Navy with the imagery it needs and affording the possibility of commercial success of the venture through the sale of processed imagery.

         Of keen interest to the Navy and commercial clients is NEMO's unique ability to characterize the littoral regions of the world (i.e., water and coastline areas within 50 km of shore). Specific areas of interest to the Navy include bathymetry, water clarity, currents, oil slicks, bottom type, atmospheric visibility, tides, bioluminescence, beach characterization, underwater hazards, total column atmospheric water vapor and detection and mapping of sub-visible cirrus.

         A key technology developed for NEMO by the Navy Research Laboratory is an extraction and data compression software algorithm called the Optical Real-Time Spectral Identification System or ORASIS(TM). ORASIS(TM) offers automated and adaptive signature recognition capability, improving the operational efficiency to analyze both military and commercial data sets. ORASIS(TM) is a high-speed processing system that identifies the spectral signatures corresponding to physical objects in an area without supervision or prior knowledge.

It will minimize subsequent ground processing for data exploitation and maps. In essence, ORASIS(TM) enables the on-board production of data products and results in a greater than tenfold data compression, relieving hyperspectral data bottlenecks of on-board data storage and transmission to the ground.

Formation of Petro Probe, Inc.
------------------------------

         We formed Petro Probe, Inc. to identify and develop potential hydrocarbon properties by utilizing Probe 1 imagery and our hydrocarbon geologists and imagery processors. Petro Probe, Inc.'s strategy will entail flying over areas of interest that we may later take an equity interest in, as well as the sale of hyperspectral imagery and processing services for oil and gas properties owned by third party customers. A primary objective in evaluating a potential hydrocarbon resource project is to provide geologic mapping of outcrop lithology and surface structure. The Probe 1 instrument is an excellent tool to obtain this mapping. Probe 1 imagery can identify subtle features due to topographic offset, vegetation change and/or soil alteration that play a major role in forming hydrocarbon traps. Hyperspectral imagery can also aid in petroleum exploration by detecting surface indicators of potential petroleum reserves such as micro seepage.

         Petro Probe, Inc.'s goal is to develop the competitive advantages of Probe 1 resource mapping capability, combining this with conventional hydrocarbon exploration information and then applying newer value-added technology such as 3D seismic to identify and acquire equity positions in oil and gas properties. 3D seismic is the technology of measuring explosions to map subsurface geologic structures. From Petro Probe's inception in 2000 through March 31, 2001, Petro Probe, Inc. has acquired working interests in five (5) oil and gas projects in the U.S. The first project acquired was the Louisiana West Scott Field Prospect, where an oil well has been drilled and logged based on data from Probe 1 as well as other exploration measurements. This property was acquired for $195,000 with capitalized costs totaling approximately $250,000 and in fiscal 2001 began production. We recognized $417,319 in revenue from this property in fiscal 2001 Capitalized costs for that project amortized under the unit-of-production method were $34,633. Based on an outside engineering study, the current producing well has total estimated reserves of 17.31 billion cubic feet of natural gas and 17,000 barrels of oil as of March 31, 2001. Our 5% working interest in the discounted net cash flows from this well is estimated to be $1,767,000 as of March 31, 2001 based on prices for natural gas and oil as of March 31, 2001.

         In fiscal 2002, two (2) wells being drilled as of March 31, 2001 were determined to be dry holes. These two wells were plugged and capitalized costs of approximately $467,000 were written off. In fiscal 2002, two (2) more of Petro Probe, Inc.'s projects are anticipated to be drilled and if successful will begin production in fiscal 2002. In addition, Petro Probe, Inc.'s working interests offer it the right to participate in drilling additional wells within the five (5) oil and gas projects. Petro Probe, Inc. will determine whether or not to participate in any additional drilling efforts on a case by case basis.

         In addition, in fiscal 2000 Petro Probe, Inc. has surveyed targets for hydrocarbon exploration in the oil and gas basins of Greater Green River Basin, Wyoming, Paradox Basin, Utah and the Australian Basin and is proceeding to further evaluation.

         In fiscal 2000, we acquired working interests in three oil and gas properties. One property was acquired for $195,000 in cash. The other two properties were purchased by exchanging 596,398 shares of our stock valued at $226,632. In fiscal 2001, we acquired working interests in two additional oil and gas properties for $555,406 in working capital and the issuance of 167,066 shares of our common stock valued at $63,485.

         In fiscal 2001, one of the oil and gas properties with capitalized costs totaling approximately $250,000 began production and we recognized $417,319 in revenue from that property. Capitalized costs for that project amortized under the unit-of-production method were $34,633. Based on an outside engineering study, the current producing well has estimated reserves of 17.31 billion cubic feet of natural gas and 17,000 barrels of oil as of March 31, 2001. Our 5% working interest in the discounted net cash flows from this well is estimated to be $1,767,000 as of March 31, 2001 based on prices for natural gas and oil as of March 31, 2001.

         The estimates of proved and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of our reserves. We emphasize that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

         Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing well, equipment, and operating methods.

         The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent a year to reflect the estimated timing of the future cash flows.

         In fiscal 2000, we purchased mineral leases in Nova Scotia with the intention of surveying the properties and exploring mineral exploration possibilities for our own purposes.

Formation of Geoprobe, Inc.
---------------------------
         We formed Geoprobe, Inc. to pursue remote sensing applications in the mineral exploration industry. Mineral deposits are part of larger geological systems that typically have mineralogical zonations that are mappable using Probe 1 imagery. In vegetated areas, the subtle effects that bedrock geology has on plants can be measured to identify hidden minerals. Our mapping agreement with Noranda, a major mining company, expired in 2000. As of March 31, 2001, Geoprobe, Inc. was financially inactive. When it again becomes active, Geoprobe, Inc. will use our remote sensing instruments to globally survey any areas that have promise for the location of minerals either for its own use or for third party customers.

Formation of Ecoprobe, Inc.
---------------------------
         We formed Ecoprobe, Inc. to pursue remote sensing applications in the environmental industry. The same indicators that can be used to find mineral deposits can also be used to monitor the environmental impact of active and past-producing mines, mills, smelters, refineries and pipelines. We have taken an industrial leadership role in working with U.S. government agencies such as the Environmental Protection Agency, the Bureau of Land Management and the Office of Surface Mining on setting up applications for commercial monitoring of industries, forest inventory and health issues, slope stability assessment and the spread of noxious weeds.

         Ecoprobe, Inc. undertook hyperspectral surveys and performed fieldwork in Florida for two internal vegetation-related projects. The primary goal of this project is to evaluate the efficacy of hyperspectral remote sensing for identifying diseased citrus trees. Citrus canker is a serious threat to the Florida citrus industry. The second goal is to map the location of non-native invasive vegetation species that are threatening the ecological systems of the Florida Everglades. Analysis of the data for this project is ongoing and the work will continue in fiscal 2002. Researchers from the University of Idaho are performing much of the data analysis for the Florida work. With their contributions, Ecoprobe, Inc. hopes to demonstrate the commercial applicability of hyperspectral remote sensing for the detection of diseased vegetation as well as the detection and monitoring of invasive weed species. Ecoprobe, Inc. expects that environmental problems caused by the spread of non-native noxious weeds such as loss of wildlife habitat, soil erosion, diminished water quality, loss of fish habitat and reduced crop production will precipitate a commercial demand for the use of Probe hyperspectral data for both initial noxious weed detection and subsequent monitoring.

Formation of Terranet, Inc.
---------------------------
         We formed Terranet, Inc. as our e-commerce content provider to globally market and distribute our airborne and satellite imagery over an internet and broadband imagery distribution system that Terranet, Inc. is developing. This imagery can be sold repeatedly to multiple end users. In addition to selling our own imagery, Terranet, Inc. will pursue the resale of imagery obtained from third parties. Terranet, Inc. is preparing for a late-2001 launch of a portal design, multi-media imagery "supermarket" on the internet that will have the capability to individually customize data packages for customers. A proprietary software application service available on line will allow simple data acquisition and processing with a "pay as you go" billing system. Its domain name on the world wide web will be Earthmapsearch.com. Terranet, Inc. has engaged Hewlett-Packard to provide the business case consulting and system architecture design for Earthmapsearch.com. An agreement has also been signed with OnSat Network Communications of Salt Lake City, Utah to provide global broadband wireless internet connectivity for major Earthmapsearch.com users where required.

Fiscal 2001 Significant Projects
--------------------------------

         In fiscal 2001, we completed hyperspectral surveys for major mining companies in areas in North America and South America. These projects produced the majority of our 2001 revenue. The imagery from these collections will be available for resale on Terranet, Inc's website two (2) years after the data collection.

         To date, we have collected gigabyte quantities of imagery. These data tapes are being processed and the imagery is being examined for the presence of mineral properties exhibiting the qualifications necessary to establish them for candidacy as "royalty properties" under the agreement with Noranda, a major mining company. A substantial backlog of collected imagery exists, and the evaluation process continues to move forward. As we continued to perform under our Noranda mapping contract in fiscal 2001, additional mapping assignments have come from new customers in emerging growth areas such as hydrocarbon exploration, environmental damage assessments, land use planning and noxious weed species detection. These additional imagery data collections continue to expand and improve the commercial applications of our remote sensing library.

         Several proposals have been developed to partner with private industry, universities and state and Federal agencies to develop, package and deliver competitive advanced technology products and services. This approach would provide solutions to critical environmental restoration and waste management problems, while furthering national business and technology goals.

         In the Canadian province of Nova Scotia, we surveyed for our own use several sites for potential mineral and hydrocarbon deposits. This region is where numerous quartz vein related gold and some copper have been discovered. There have been seven past producing gold properties in our surveyed area as well as two past producing sandstone copper properties. In fiscal 2002, we will continue to review our collected imagery from this region for potential economic mineral and hydrocarbon deposits.

Business Segment Information
----------------------------

         Included in the attached financial statements is our business segment information.

Employees
---------

         As of March 31, 2001 we had sixteen (16) full-time employees and consultants.

Available Information
---------------------

         The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports and financial information we filed electronically. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We do not provide regular reports to shareholders; however, we maintain an Internet site at http://www.earthsearch.com that contains information about our business, markets and technology.

Properties
----------

         We lease our corporate headquarters and all of the furnishings from two of our officers. Our headquarters consist of approximately 6,400 square feet of office space in Kalispell, Montana. In addition, a wholly owned subsidiary leases office space in Alexandria, Virginia from an unrelated third party. We believe our offices are adequate to meet our needs for the foreseeable future.

         In addition, we own working interests in five (5) oil and gas properties. Wells being drilled on two projects as of March 31, 2001 were determined to be dry holes, were plugged and capitalized costs of approximately $467,000 were written off in fiscal 2002. See "Description of Business - Formation of Petro Probe, Inc." and note 3 to the Notes to Consolidated Financial Statements.

Legal Proceedings
-----------------

         In May 2000, a lawsuit was filed against us by Applied Signal and Image Technologies, Inc. or ASIT. ASIT's complaint alleges that we have not paid ASIT 500,000 shares of our stock, which it claims it is owed pursuant to a written contract between ASIT and ourselves in which ASIT agreed to perform certain services for us. ASIT's complaint requests compensatory and punitive damages. In November 2000, the Circuit Court of Baltimore County, Third Judicial Circuit of Maryland issued a ruling on certain matters. Among other things, the Court denied our motion for summary judgment.

                                   MANAGEMENT

         The following sets forth certain information with respect to our executive officers and directors.

              Name                 Age           Position
         ---------------          -----     ---------------------
         Larry F. Vance            66       Chairman and Director
         John W. Peel, III         55       Chief Executive Officer and Director
         John J. Sciuto            58       President
         Rory J. Stevens           43       Chief Financial Officer
         Tami J. Story             38       Secretary/Treasurer and Director

         Larry F. Vance served as our Chief Executive Officer from 1985 until April 8, 1995. Since April 8, 1995, Mr. Vance has served as our Chairman. Mr. Vance is also one of our directors. Mr. Vance's training is in business and marketing. He served in a management capacity for the 3M companies, IBM and Computer Usage Corporation prior to founding Earth Search Sciences, Inc.

         John W. Peel, III joined us as Chief Executive Officer in April 1995 and has been one of our directors since 1995. Prior to joining us, Dr. Peel serviced six and one-half years as Senior Vice President of Tetra Tech, Inc., a major publicly held environmental remediation-consulting firm. Dr. Peel holds a Bachelor of Sciences in Biology from Millsaps College, a Master of Science in Parasitology and Invertibrate Zoology from the University of Mississippi and a Ph.D. in Environmental Health/Health Physics from Purdue University.

         John J. Sciuto joined us as President on May 1, 2001. Prior to joining us, Mr. Sciuto served fourteen years with Comptek Research, a publicly traded defense electronics and information technology company. He joined Comptek in 1986 as a Junior Vice President. He assumed duties as President and Chief Operating Officer of Comptek Federal Systems, Comptek Research's defense-focused subsidiary, in 1991. In 1996, Mr. Sciuto was installed as President and CEO of Comptek Research and was voted to the position of Chairman in 1997. Prior to joining Comptek, Mr. Sciuto was the Director at EW Systems with Engineering Research Associates of McLean, VA from 1983 to 1986. Mr. Sciuto also served 23 years with the United States Navy, rising through the enlisted, warrant officer and commissioned officer ranks, retiring with the rank of Lieutenant Commander in 1983. Mr. Sciuto holds a Bachelor of Applied Science Degree in Aviation Electronics from Troy State University and is a 1991 graduate of Stanford University's Senior Executive Institute for the Management of High Technology Companies.

         Rory J. Stevens, CPA, a certified public accountant became one of our directors in 1994 and joined us as Chief Financial Officer in January 2000. Prior to joining us, Mr. Stevens was employed by Chiyoda International Corporation, an engineering and construction company, for eleven years, the last six years as corporate controller. Mr. Stevens holds a Bachelor of Business Administration from Boise State University and a Master of Business Administration and Master of Professional Accounting from the University of Washington.

         Tami J. Story served in an administrative support capacity for us from 1991 until April 1993. Since April 1993, Ms. Story has served as our Secretary and Treasurer. Ms. Story also serves as one of our directors. Ms. Story holds a degree with a major in Nursing and a minor in Business Administration.

                             EXECUTIVE COMPENSATION

Table below summarizes information on Executive and Director compensation.

                           SUMMARY COMPENSATION TABLE

                                                                                               Long-Term Compensation
                                   Annual Compensation                      Awards                    Payouts
                          -------------------------------------------------------------------------------------------
                                                                                               Securities
                                                     Other Annual   Restricted                 underlying                 All other
   Name and Principal    Fiscal                      Compensation      Stock    Stock Option  options/SARS  LTIP pay-   Compensation
       Position           Year  Salary($)  Bonus($)      ($)        Award(s)($)    Grants         (#)       outs ($)         ($)
------------------------------------------------------------------------------------------------------------------------------------
Larry Vance/Chairman (1)  2001   160,000                            875,000(4)
                          2000   160,000      -       157,500(2)       -         10,000,000        -           -              -
                          1999   160,000      -            -           -          9,000,000        -           -              -

John Peel/CEO (1)         2001   150,000                            875,000(4)
                          2000   150,000      -            -              -      10,000,000        -           -              -
                          1999   150,000      -            -              -       7,500,000        -           -              -

Rory J. Stevens/CFO (1)   2001   125,000                            218,750(4)
                          2000   125,000      -            -              -       2,500,000        -           -              -
                          1999      -         -            -              -       2,500,000        -           -              -

Tami J. Story/Secretary   2001    80,000                            437,500(4)
and Treasurer             2000    80,000      -            -              -       5,000,000        -           -              -
                          1999    80,000    63,000(2)      -              -       5,300,000        -           -              -

(1) Prior to January 2000, the Chairman's and Secretary's salary and one half of the CEO's salary was deferred.
(2) In 1997, the Chairman and Secretary relinquished deferred salary in order to entice a third party to invest in us. As the investment didn't materialize, in fiscal 2000 we treated 1,500,000 ($0.105 exercise price) and 300,000 ($0.21 exercise price) of the Chairman's and Secretary/Treasurer's options, respectively, as paid in full to offset the deferred salary previously foregone.
(3) The CFO joined us in January 2000 and has been one of our directors since 1994.
(4) In 2001, our Board of Directors approved the issuance of 6,875,000 restrictive shares to officers as a stock bonus. Outstanding officer options were reduced by 6,875,000.



    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                 Number of securities
                                                     underlying              Value of Unexercised
                                                 unexercised options         In-the Money Options
                  Shares                              at FY-End                  at FY-End ($)
                Acquired on       Value
     Name        Exercise      Realized($)     Exercisable/Unexercisable   Exercisable/Unexercisable
---------------  ---------------------------   ----------------------      ------------------------
Larry Vance      2,500,000       875,000        4,500,000/3,000,000(2)             256,250/0
John Peel        2,500,000       875,000        4,500,000/3,000,000(2)             256,250/0
Rory J. Stevens    625,000       218,750          375,000/1,500,000(2)              38,438/0
Tami Story       1,250,000       437,500          750,000/3,000,000(2)                   0/0

(1) In 2001, our Board of Directors approved the issuance of 6,875,000 restrictive shares to officers as a stock bonus. Outstanding officer options were reduced by 6,875,000.
(2) Exercise prices range from $0.21 - $2.50 per share.

Employment Contracts
--------------------

         In October 28, 2000, we entered into a new employment agreement with Mr. Larry Vance. Pursuant to the agreement, we will pay Mr. Vance an annual salary of $160,000. In the event of termination of Mr. Vance without cause or due to a change in control, we will pay Mr. Vance two years of annual salary. Mr Vance's options and vesting criteria are described above and in note 10 to the attached annual financial statements.

         On October 28, 2000, we entered into a new employment agreement with Dr. John Peel. Pursuant to the agreement, we will pay Dr. Peel an annual salary of $150,000. In the event of termination of Dr. Peel without cause or due to a change in control, we will pay Dr. Peel two years of annual salary. Dr Peel's options and vesting criteria are described above and in note 10 to the attached annual financial statements.

         On October 28, 2000, we entered into a new employment agreement with Mr. Rory Stevens. Pursuant to the agreement, we will pay Mr. Stevens an annual salary of $125,000. In the event of termination of Mr. Stevens without cause or due to a change in control, we will pay Mr. Stevens two years of annual salary. Mr. Stevens' options and vesting criteria are described above and in note 10 to the attached annual financial statements.

         On October 28, 2000, we entered into a new employment agreement with Ms. Tami Story. Pursuant to the agreement, we will pay Ms. Story an annual salary of $80,000. In the event of termination of Ms. Story without cause or due to a change in control, we will pay Ms. Story two years of annual salary. Ms. Story's options and vesting criteria are described above and in note 10 to the attached annual financial statements.

         On May 1, 2001, we entered into an employment agreement with Mr. John
J. Sciuto. Pursuant to the agreement, we will pay Mr. Sciuto an annual salary of $300,000. Mr Sciuto can earn options for our common stock and equity in a newly formed subsidiary as certain performance milestones are achieved. In the event Mr. Sciuto is terminated without cause or due to a change of control and he has successfully achieved certain milestones, then we will pay Mr. Sciuto a severance equal to one-half years salary if a minimum of $5,000,000 in equity has been raised into a newly formed subsidiary and two years salary if a minimum of $10,000,000 has been raised into a newly formed subsidiary.

                              BENEFICIAL OWNERSHIP

         The following table sets forth certain information regarding ownership of our common stock as of July 11, 2001 by each person known by us to own beneficially more than five percent of our common stock and by all directors and officers and as a group:

                                              Amount and
                                              nature of
         Name and address                     beneficial               Percent
         of beneficial owner                 ownership (1)             of class
         -----------------------------------------------------------------------
         Larry Vance                          15,465,003(2)(3)           9.74%
         P.O. Box 763
         Lakeside, MT  59922

         John Peel                             7,146,500(3)              4.50%
         100 North Pitt Street, Suite 403
         Alexandria, VA  22314

         Rory J. Stevens                       1,025,000(5)              0.66%
         455 Orchard Ridge Road
         Kalispell, MT  59901

         Tami Story                            2,365,169(4)              1.53%
         P.O. Box 763
         Lakeside, MT  59901

         Accuprobe                            17,663,842                11.46%
         42-07 30th Avenue
         Astoria, MT  11103

         Monte Meltzer                        11,280,667                 7.32%
         8531 W. Howell Rd
         Bethesda, Maryland  20817

         All directors and officers           26,001,672                26.37%

---------------------------

(1) All shares are held directly with sole voting and investment power unless otherwise indicated.
(2) Includes 1,775,000 shares held by Universal Search Technology, a private company owned by Mr. Vance.
(3)      Includes 4,500,000 options, which became exercisable on March 31, 2001.
(4)      Includes 750,000 options, which became exercisable on March 31, 2001.
(5)      Includes 375,000 options, which became exercisable on March 31, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In fiscal 2001, we entered into a lease for our office in Kalispell, Montana. The lease is with two of our officers and is for a term of 5 years with minimum monthly payments of $6,400.

         We have financed our operations in part by funds received from advances by shareholders. These advances are in the form of unsecured promissory notes and bear interest at rates ranging from 8% to 10%. As of March 31, 2001 and 2000, interest accrued on such advances aggregated $294,332 and $226,347, respectively, and has been included in accrued interest in the accompanying consolidated balance sheet.

         Shareholder loans are reflected as a noncurrent liability in the accompanying consolidated financial statements due to: a) the undefined terms of repayments, b) our inability to repay the advances unless and until we achieve positive cash flow, and c) the possibility that the obligations will be satisfied through the issuance of shares of our common stock. We do not anticipate repayment of the loans during the fiscal 2002.

                              SELLING SHAREHOLDERS

                                               SHARES                                 SHARES BENEFICIALLY OWNED
                                            BENEFICIALLY                                AFTER THIS OFFERING(2)
          NAME OF                          OWNED PRIOR TO       SHARES BEING            ----------------------
     BENEFICIAL OWNER                     THIS OFFERING(1)         OFFERED               NUMBER        PERCENT
     ----------------                     ----------------      ------------            --------       -------
Alpha Venture Capital, Inc.                  32,000,000          32,000,000                    0           0
Noranda Mining and Exploration, Inc.          1,000,000           1,000,000                    0           0
Falconbridge Limited                          1,000,000           1,000,000                    0           0
Paul C. Setze and Patricia J. Setze             766,400             766,400                    0           0
Bruce D. Berkowitz                              538,770             538,770                    0           0
Lloyd T. Preslar                                516,400             516,400                    0           0
Burton Edelson                                   26,402              26,402                    0           0
Lenore M. Rumpf                                  17,200              17,200                    0           0
Lee Q. Neimela                                   17,200              17,200                    0           0
Rolf Riccius                                     30,000              30,000                    0           0
John Peel                                     7,146,500(3)          500,000            6,646,500          4.3
Rory Stevens                                  1,025,000(4)          125,000              900,000           *
Tim Monroe                                      500,000             100,000              400,000           *
Bob Stewart                                     625,000             125,000              500,000           *
Ken Danchuk                                     200,000              40,000              160,000           *
John Adamson                                    125,000              25,000              100,000           *
Joe Zamudio                                     262,000              32,500              229,500           *
Laurel Gordner                                   50,000              10,000               40,000           *
Ward Kilby                                       37,500               7,500               30,000           *
Cal Kilby                                        12,500               2,500               10,000           *

---------------------------

 *       Less than one percent (1%)
(1) All shares are held directly with sole voting and investment power unless otherwise indicated.
(2)      Presumes all shares offered are sold.
(3)      Includes 4,500,000 options, which are exercisable on March 31, 2001
(4)      Includes 375,000 options, which are exercisable on March 31, 2001.

                              PLAN OF DISTRIBUTION

         This prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who own shares of our common stock, or their transferees, pledges, donees, legatees, heirs, or legal representatives who wish to offer and sell such shares (such persons are herein referred to as the "selling shareholder" or "selling shareholders") in transactions in which they and any person acting on their behalf through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933. We have granted registration rights to the selling shareholders. The registration statement of which this prospectus forms a part is intended to satisfy these registration rights. We will receive none of the proceeds from any such sales by selling shareholders. We will pay substantially all of the expenses incident to this offering of the shares by the selling shareholders to the public other than commissions and discounts of underwriters, brokers, dealers, or agents.

         There are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus. Upon being notified by a selling shareholder that any material arrangements have been entered into for the sale of shares, to the extent required, we will file, during the period in which offers or sales are being made, one or more supplements to this prospectus to set forth the names of selling shareholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any shares that qualify for sale pursuant to
Section 4 of, or Rules 144 or 144A under the Securities Act of 1933 may be sold under such provisions rather than pursuant to this prospectus.

         Alpha is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of the common stock offered hereby. Broker-dealers who act in connection with the sale of common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Alpha (and, if they act as agent for the purchaser of our common stock, from such purchaser).

         The shares may be sold or distributed from time to time by the selling security holders or by pledgees, donees or transferees of, or successors in interest to, the selling security holders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

    o    ordinary broker transactions,

    o transactions involving cross or block trades or otherwise on the NASD Over-the-Counter Bulletin Board,

    o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

    o "at the market" to or through market makers or into an existing market for the common stock,

    o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

    o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

    o any combination of the foregoing, or by any other legally available means.

         Participating broker-dealers may agree with selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to selling shareholders. In addition or alternatively, shares may be sold by selling shareholders and/or by or through other broker/dealers in special offerings or secondary distributions pursuant to and in compliance with the governing rules of the NASD and in connection therewith commissions in excess of the customary commissions prescribed by the rules of the NASD may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NASD Over-the-Counter Bulletin Board, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resale may pay to or receive commissions from the purchaser of such shares.

         Selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchase and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of the shares.

         If the shares are sold in an underwritten offering, the underwriting and selling group members (if any) may engage in passive market transactions in our common stock on the NASD Over-the-Counter Bulletin Board immediately prior to the commencement of the offering in accordance with Regulation M. Passive market making presently consists of displaying bids on the NASD Over-the-Counter Bulletin Board limited by the bid prices of market maker not connected with such offering and purchases limited by such prices and effected in response to order flow.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         As of June 30, 2001, our authorized capital stock consists of 200,000,000 shares of common stock of which 154,201,609 shares are issued and outstanding and 200,000 shares of preferred stock are issued and outstanding. All of our outstanding shares of common stock have been duly and validly authorized and issued and are fully paid and nonassessable. This registration covers 38,967,500 shares of our authorized capital stock. The following is a summary of options, warrants or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of our capital stock:


          Item                 Expiration Period    Common Shares        Exercise Prices
---------------------------    -----------------    -------------    -----------------------
Options                           2002 - 2006         29,813,000     $0.07 - $3.50 per share
Warrants                             2002              3,000,000     $1.30 - $2.00 per share
Convertible Preferred Stock          None              1,000,000


         The attached Notes to Consolidated Financial Statements include additional detail on options, warrants, and convertible preferred stock


                                  LEGAL MATTERS

         Ballard Spahr Andrews & Ingersoll, LLP Philadelphia, Pennsylvania, will pass upon the validity of the issuance of the shares of common stock being offered hereby.


                                     EXPERTS

         Our consolidated financial statements and schedules as of March 31, 2001 included in this prospectus have been audited by Grant Thornton LLP, independent accountants and experts in auditing and accounting.

         The consolidated balance sheet as of March 31, 2000 and the related consolidated statements of loss, of redeemable common stock and changes in nonredeemable shareholders' equity (deficit) and of cashflows for the years ended March 31, 2000 and 1999, respectively, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authoritiy of said firm as and experts in auditing and accounting.

               Report of Independent Certified Public Accountants
               --------------------------------------------------




Board of Directors and Shareholders
Earth Search Sciences, Inc.

We have audited the accompanying balance sheet of Earth Search Sciences, Inc. and subsidiaries (the Company) as of March 31, 2001, and the related statements of loss, redeemable common stock and changes in nonredeemable shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Earth Search Sciences, Inc. as of March 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $6,636,480 during the year ended March 31, 2001, and, as of that date, the Company's current liabilities exceeded its current assets by $10,750,323. These factors, among others, as discussed in note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


GRANT THORNTON LLP
Seattle, Washington
June 15, 2001

To the Board of Directors and
Shareholders of Earth Search Sciences, Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of loss, of redeemable common stock and changes in nonredeemable shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Earth Search Sciences, Inc. and its subsidiaries at March 31, 2000 and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of Earth Search Sciences, Inc. for any period subsequent to March 31, 2000.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



PricewaterhouseCoopers LLP
Portland, Oregon
June 9, 2000

EARTH SEARCH SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                         2001              2000
                                                                     ------------      ------------
Assets
Current assets:
    Cash                                                             $    367,902      $  6,119,562
    Accounts receivable                                                   900,531           433,709
    Other current assets                                                   73,408           369,973
                                                                     ------------      ------------
Total current assets                                                    1,341,841         6,923,244

Property and equipment, net                                            18,368,285        12,608,986
                                                                     ------------      ------------
Total assets                                                         $ 19,710,126      $ 19,532,230
                                                                     ============      ============
Liabilities and Shareholders' Equity
Current liabilities:
    Notes payable                                                    $    352,425      $  2,687,212
    Capital lease obligation                                            3,058,603         3,000,000
    Accounts payable                                                    7,216,731         5,984,602
    Accrued expenses                                                      107,422           302,946
    Accrued interest                                                      356,983           356,962
    Investor deposit                                                    1,000,000              --
                                                                     ------------      ------------
Total current liabilities                                              12,092,164        12,331,722

Long-term liabilities
    Shareholder loans                                                     825,844           459,844
    Deferred officers' compensation                                     2,178,195         2,037,846
    Minority interest                                                   2,249,096         2,017,428
                                                                     ------------      ------------
Total liabilities                                                      17,345,299        16,846,840

Commitments and contingencies                                                --                --
Redeemable common stock, $.001 par value                                   17,981            21,734
                                                                     ------------      ------------
Nonredeemable shareholders' equity:
    Series A preferred stock; 200,000 shares authorized,
       issued and outstanding; liquidation preference $1,000,000        1,000,000         1,000,000
    Common stock, $.001 par value; 200,000,000 shares
       authorized;154,090,616 and 126,402,044 shares,
       respectively, issued and outstanding                               154,091           126,402
    Additional paid-in capital                                         29,561,847        22,906,866
    Common stock subscribed                                                  --             363,000
    Treasury stock                                                       (200,000)         (200,000)
    Accumulated deficit                                               (28,169,092)      (21,532,612)
                                                                     ------------      ------------
                                                                        2,346,846         2,663,656
                                                                     ------------      ------------
Total liabilities and shareholders' equity                           $ 19,710,126      $ 19,532,230
                                                                     ============      ============

EARTH SEARCH SCIENCES, INC.
CONSOLIDATED STATEMENTS OF LOSS
FOR THE YEARS ENDED MARCH 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                                  2001                2000                1999
                                              ------------        ------------        ------------

Revenue                                       $  2,678,986        $  1,526,446        $    881,006
Costs of revenue                                (1,777,437)         (1,796,412)           (767,570)
                                              ------------        ------------        ------------
Gross margin (deficit)                             901,549            (269,966)            113,436
Expenses:
    Exploration                                     95,540               6,282              68,229
    General and administrative expenses
       Other                                     3,854,000           2,397,484           1,417,514
       Non-cash compensation expense             2,941,405           1,608,001                --
                                              ------------        ------------        ------------
                                                 6,890,945           4,011,767           1,485,743
                                              ------------        ------------        ------------
Loss from operations                            (5,989,396)         (4,281,733)         (1,372,307)
Other income (expense)
    Interest income                                 98,436              38,821                --
    Interest expense                            (1,035,856)         (1,136,995)           (773,288)
    Other expense                                     --                  (641)            (10,810)
                                              ------------        ------------        ------------
Loss before minority interest                   (6,926,816)         (5,380,548)         (2,156,405)
Minority interest in losses of
    consolidated subsidiaries                      290,336             202,565                --
                                              ------------        ------------        ------------
Loss before extraordinary item                  (6,636,480)         (5,177,983)         (2,156,405)

Extraordinary item                                    --                  --              (115,023)
                                              ------------        ------------        ------------
Net loss                                      $ (6,636,480)       $ (5,177,983)       $ (2,271,428)
                                              ============        ============        ============
Shares applicable to basic and
    diluted loss per share                     135,941,012         107,778,285          90,388,446
Basic and diluted loss per share              $      (0.05)       $      (0.05)       $      (0.03)


EARTH SEARCH SCIENCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                                               2001                2000                1999
                                                           ------------        ------------        ------------
Cash flows from operating activities:
  Net loss                                                 $ (6,636,480)       $ (5,177,983)       $ (2,271,428)
Adjustments to reconcile net loss to
  net cash used in operating activities:
  Non cash compensation expense                               2,941,405           1,608,001                --
  Common stock issued for services and
     interest expense                                           568,347             743,224             462,549
  Common stock issued for Skywatch stock                           --                  --               101,484
  Extraordinary items                                              --                  --               115,023
  Loss attributed to minority interest                         (290,336)           (202,565)               --
  Depreciation, amortization and depletion                      576,350             356,364             279,212
  Amortization of lease discount                                   --               485,622             484,968
  Allowance for doubtful accounts                               287,371              33,912                --
  Loss on sale of equipment                                        --                  --                79,584
Changes in assets and liabilities
  Accounts receivable                                          (754,193)           (406,645)            (17,600)
  Other current assets                                          296,565            (266,577)            255,477
  Accounts payable and accrued expenses                       1,036,605            (829,394)           (137,720)
  Accrued interest                                              308,603             104,452             (45,491)
  Investor deposits                                           1,000,000            (121,986)               --
  Deferred officers compensation                                140,349             330,466             319,919
                                                           ============        ============        ============
Net cash used in operating activities                          (525,414)         (3,343,109)           (374,023)
                                                           ------------        ------------        ------------
Cash flow from investing activities:
  Capital expenditures                                       (6,272,164)           (456,545)           (660,558)
  Net cash acquired from acquisition of STDC                       --               168,046                --
  Proceeds from sale of property and equipment                     --                  --                58,346
                                                           ------------        ------------        ------------
Net cash used in investing activities                        (6,272,164)           (288,499)           (602,212)
                                                           ------------        ------------        ------------
Cash flows from financing activities:
  Proceeds from notes payable                                   250,000           2,324,983             386,000
  Repayments on notes payable                                   (25,000)            (10,593)            (24,955)
  Repayments on capital lease obligation                       (250,000)               --                  --
  Proceeds from shareholder loans                               141,000             333,602             476,317
  Repayments on shareholder loans                                  --              (312,883)           (208,085)
  Proceeds from sale of common stock                            407,914           6,785,426             242,000
  Proceeds from common stock subscribed                            --               363,000                --
  Proceeds from sale of common stock of subsidiaries            522,004             219,993                --
  Proceeds from sale of treasury stock                             --                  --               110,000
                                                           ------------        ------------        ------------
Net cash provided by financing activities                     1,045,918           9,703,528             981,277
                                                           ------------        ------------        ------------
Net (decrease) increase in cash                              (5,751,660)          6,071,920               5,042
Cash at beginning of period                                   6,119,562              47,642              42,600
                                                           ------------        ------------        ------------
Cash at end of period                                      $    367,902        $  6,119,562        $     47,642
                                                           ============        ============        ============
Interest paid                                              $      4,818        $     22,798        $     61,363

EARTH SEARCH SCIENCES, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND
CHANGES IN NONREDEEMABLE SHAREHOLDERS' EQUITY (DEFICIT)
MARCH 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                                              Nonredeemable Shareholders' Equity
                                          Redeemable
                                         Common Stock                  Preferred Stock                   Common Stock
                                 ----------------------------    ----------------------------    ----------------------------
       Description                  Shares          Amount          Shares          Amount          Shares          Amount
-------------------------------  ------------    ------------    ------------    ------------    ------------    ------------
Balance at March 31, 1998           1,725,914    $    517,845         200,000    $  1,000,000      84,792,576    $     84,792

Issuance of common stock for
  services rendered                                                                                 3,104,414           3,104
Issuance of common stock for
  cash                                                                                              1,924,166           1,924
Issuance of common  stock on
  behalf of Skywatch
  Exploration for purchase
  of Skywatch Northern                                                                                465,000             465
Issuance of common stock
  previously subscribed                                                                             1,000,000           1,000
Issuance of common stock in
  lieu of future lease payments                                                                       547,727             548
Shares issued in conjunction
  with note for cash                                                                                  300,000             300
Shares issued as incentive
  for new debt obligation                                                                           1,285,000           1,285
Issuance of shares in lieu
  of interest payment                                                                                  70,817              71
Issuance of Shares as bonus                                                                           275,000             275
Issuance of shares in
  exchange for minority
  owned shares of subsidiary                                                                        2,646,667           2,647
Redeemable shares received
  back into Treasury               (1,000,000)       (400,000)                                      1,000,000           1,000
Treasury Stock Sold
Net Loss
                                 --------------------------------------------------------------------------------------------
Balance at March 31, 1999             725,914         117,845         200,000       1,000,000      97,411,367          97,411
                                 --------------------------------------------------------------------------------------------

Issuance of common stock for
  services rendered                                                                                 3,344,687           3,345
Issuance of common stock for
  cash                                                                                             17,708,175          17,708
Issuance of stock subscription
Issuance of shares in lieu of
  interest payment                                                                                  1,900,000           1,900
Issuance of shares for loan
  conversions                                                                                         849,663             850
Issuance of shares for
  acquisition of STDC                                                                               4,000,000           4,000
Issuance of shares for
  interests in oil and gas
  properties                                                                                          596,398             596
Shares no longer subject to
  redemption                         (591,754)        (96,111)                                        591,754             592
Non cash compensation expense
Net Loss
                                 --------------------------------------------------------------------------------------------
Balance at March 31, 2000             134,160          21,734         200,000       1,000,000     126,402,044         126,402
                                 --------------------------------------------------------------------------------------------

Issuance of common stock for
  services rendered                                                                                   576,024             576
Issuance of common stock for
  cash                                                                                              2,037,441           2,037
Issuance of shares for loan
  and interest conversions                                                                         16,097,874          16,099
Issuance of shares for
  interests in mineral                                                                                167,066             167
  properties
Issuance of common stock for
  exercise of options                                                                                 200,000             200
Non-cash compensation expense
Shares no longer subject to
  redemption                          (23,167)         (3,753)                                         23,167              23
Issuance of stock for bonus                                                                         8,587,000           8,587
Net Loss
                                 --------------------------------------------------------------------------------------------
Balance at March 31, 2001             110,993    $     17,981    $    200,000    $  1,000,000     154,090,616    $    154,091
                                 ============================================================================================






                                                          Nonredeemable Shareholders' Equity

                                  Additional        Common
                                    paid-in          Stock        Accumulated      Treasury
       Description                  capital       Subscribed        Deficit          stock          Total
-------------------------------  ------------    ------------    ------------    ------------    ------------
Balance at March 31, 1998        $  9,827,644    $    165,000    $(14,083,201)   $    --         $ (3,005,765)

Issuance of common stock for
  services rendered                   272,197                                                         275,301
Issuance of common stock for
  cash                                204,076                                                         206,000
Issuance of common  stock on
  behalf of Skywatch
  Exploration for purchase
  of Skywatch Northern                101,019                                                         101,484
Issuance of common stock
  previously subscribed               164,000        (165,000)                                              0
Issuance of common stock in
  lieu of future lease payments       114,475                                                         115,023
Shares issued in conjunction
  with note for cash                   55,950                                                          56,250
Shares issued as incentive
  for new debt obligation             136,340                                                         137,625
Issuance of shares in lieu
  of interest payment                  10,552                                                          10,623
Issuance of Shares as bonus            18,475                                                          18,750
Issuance of shares in
  exchange for minority
  owned shares of subsidiary          245,353                                                         248,000
Redeemable shares received
  back into Treasury                  399,000                                        (400,000)           --
Treasury Stock Sold                   (90,000)                                        200,000         110,000
Net Loss                                                           (2,271,428)                     (2,271,428)
                                 ----------------------------------------------------------------------------
Balance at March 31, 1999          11,459,081          --         (16,354,629)       (200,000)     (3,998,137)
                                 ----------------------------------------------------------------------------

Issuance of common stock for
  services rendered                   466,129                                                         469,474
Issuance of common stock for
  cash                              6,767,718                                                       6,785,426
Issuance of stock subscription                        363,000                                         363,000
Issuance of shares in lieu of
  interest payment                    271,850                                                         273,750
Issuance of shares for loan
  conversions                          88,328                                                          89,178
Issuance of shares for
  acquisition of STDC               1,924,203                                                       1,928,203
Issuance of shares for
  interests in oil and gas
  properties                          226,036                                                         226,632
Shares no longer subject to
  redemption                           95,520                                                          96,112
Non cash compensation expense       1,608,001                                                       1,608,001
Net Loss                                                         $ (5,177,983)                     (5,177,983)
                                 ----------------------------------------------------------------------------
Balance at March 31, 2000          22,906,866         363,000     (21,532,612)       (200,000)      2,663,656
                                 ----------------------------------------------------------------------------

Issuance of common stock for
  services rendered                   125,701                                                         126,277
Issuance of common stock for
  cash                                718,892        (363,000)                                        357,929
Issuance of shares for loan
  and interest conversions          2,760,737                                                       2,776,836
Issuance of shares for
  interests in mineral                 63,318                                                          63,485
  properties
Issuance of common stock for
  exercise of options                  49,785                                                          49,985
Non-cash compensation expense          14,624                                                          14,624
Shares no longer subject to
  redemption                            3,730                                                           3,753
Issuance of stock for bonus         2,918,194                                                       2,926,781
Net Loss                                                         $ (6,636,480)                     (6,636,480)
                                 ----------------------------------------------------------------------------
Balance at March 31, 2001        $ 29,561,847    $    --         $(28,169,092)   $   (200,000)   $  2,346,846
                                 ============================================================================

   The accompanying notes are an integral part of these financial statements.

1.   SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

The business of Earth Search Sciences, Inc. ("the Company") is the collection of high value imagery of the earth's surface utilizing the Company's proprietary hyperspectral imaging sensors principally in North America and globally. This imagery is either sold to end users via contracts to collect the information, collected for the Company's own exploration purposes, or to be sold to third parties through its web based e-commerce site. The Company also performs a range of imagery processing services. Information collected by the sensor has applications in natural resources development, environmental monitoring and remediation, wildlife habitat monitoring, hydrocarbon exploration and development, agricultural assessment and planning including weed species identification, land use planning, forestry monitoring and planning and defense surveillance.

The Company has five wholly owned subsidiaries: Quasar Resources, Inc. ("Quasar"), Skywatch Exploration, Inc., Polyspectrum Imaging, Inc., Geoprobe Inc., and Space Technology Development Corporation ("STDC"). In addition, there are four majority owned consolidated subsidiaries: Earth Search Resources, Inc., ESSI Probe 1 LC, Petro Probe, Inc. and Terranet, Inc. As of March 31, 2001, Earth Search Resources, Inc., Skywatch Exploration, Inc., Geoprobe Inc., and Quasar Resources, Inc. are inactive. The 50% owned subsidiary ESSI Probe 1 LC was formed as a joint venture to own and operate hyperspectral instruments. Polyspectrum Imaging, Inc. was formed to develop design, engineer, explore feasibility of and construct additional airborne instruments.

The majority owned Petro Probe, Inc. was formed to identify and develop hydrocarbon properties by utilizing the Company's hyperspectral instruments, hydrocarbon geologists, and imagery processors. At March 31, 2001, Petro Probe, Inc. holds interest in five oil and gas projects.

In fiscal 2000, Terranet, Inc. was formed as the Company's internet based global information and imagery distribution system. The system will provide high value added data packages, tailored for end users that can be downloaded over the Company's high-speed delivery system. It is through the use of this high-speed delivery system that information can be provided to a wide customer base using high-speed broadband delivery of imagery and video. It is expected that in fiscal 2002 Terranet will start operations.

The Company entered into an Agreement and Plan of Merger ("Agreement") with STDC dated November 15, 1999. Under the Agreement, the Company exchanged 4,000,000 shares of its common stock and options to purchase an additional 4,000,000 shares of its common stock at exercise prices ranging from $0.50 to $5.00 per share for all of the shares of common stock of STDC. The merger was finalized as of December 21, 1999 and was accounted for under the purchase method of accounting at a cost of $1,928,203. The excess of the cost of STDC over the historical cost of STDC net assets is allocated to the value of a satellite included in construction in progress. STDC results of operations for the period December 22, 1999 through March 31, 2000 are included in the Company's results of operations for the year ended March 31, 2000. In fiscal 2001, a full year of STDC results of operations are consolidated with the Company.

STDC, in cooperation with the U.S. Navy and several commercial partners, is developing a remote-sensing instrument to be mounted on a satellite, Naval EarthMap Observer (NEMO), that will, after launch and deployment, provide imagery for applications in natural resources development, environmental monitoring and remediation, wildlife habitat monitoring, hydrocarbon exploration and development, agricultural assessment and planning including weed species identification, land use planning, forestry monitoring and planning and defense surveillance markets throughout the world.

In fiscal 2001, the Company operated its hyperspectral sensors under contracts with third parties in several areas around the world. Contracts to operate the airborne hyperspectral sensors overseas for major mining companies with the objective of identifying potential mineral deposits contributed approximately $1,087,000 (see note 7) in revenue in 2001. Contracts to operate the airborne hyperspectral sensor in the U.S. as an ecological, agricultural, hydrocarbon, and fisheries application contributed approximately $81,000 to revenue in 2001. STDC's contract with the Office of Naval Research to design, build, and operate a hyperspectral sensor mounted on a satellite contributed approximately $1,094,000 to revenue in 2001. In fiscal 2001, projects with three clients and the revenue from the oil and gas property accounted for approximately 89% of total revenue.

Going concern

The Company is experiencing working capital deficiencies because it has incurred operating losses. The Company has operated with funds received from the sale of its common stock and the issuance of notes. The ability of the Company to continue as a going concern is dependent upon continued debt or equity financings until or unless the Company is able to generate operating revenues to sustain ongoing operations. The Company plans to increase the number of revenue producing services through the use of additional hyperspectral sensors and has entered into an agreement for an equity line (see note 11), which should allow the Company to continue as a going concern.

Principles of consolidation

The consolidated financial statements include the accounts of Earth Search Sciences, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated. The Company's change of ownership in its subsidiaries as a result of the sale of its subsidiaries common stock is charged against additional paid-in capital in the Company's financial statements. The Company's financial statements reflect minority interests in subsidiaries for non-controlling interest held by third parties in Earth Search Resources, Inc., ESSI Probe 1 LC, Petro Probe, Inc. and Terranet, Inc.

Oil and gas properties

The Company uses the successful efforts method to account for its oil and gas properties. Under this method, it capitalizes costs incurred for property acquisition, exploration, and drilling related to its oil and gas properties. Once the project is completed, and, if oil or gas is located, costs capitalized to date on the specific project are amortized under the unit-of-production method as revenue is recognized. Capitalized costs for unsuccessful projects will be expensed when that determination is made. Costs capitalized on properties in fiscal 2001 were $320,262.

Based on the agreements for the working interests in oil and gas properties, the Company will proportionately share in future revenues as well as future operating and drilling costs.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of production method.

Revenue recognition

The Company recognizes revenue and costs as services are rendered under contract for airborne hyperspectral services and imaging processing services.

STDC receives funds in the form of grants from the U.S. Navy to construct its satellite and to manage the NEMO program. The grants are considered cost-reimbursement instruments under Office of Management and Budget (OMB) circulars. As allowable government-reimbursable costs are incurred, STDC recognizes a proportionate share of revenue. Government funds received in excess of government-reimbursable costs are deferred until reimbursable costs are incurred.

Research and development costs and exploration costs

Research and development costs and exploration costs from using hyperspectral instruments to map areas of interest to the Company are expensed as incurred.

Depreciation and amortization

The Company recognizes depreciation on its property and equipment using the straight-line method over estimated useful lives ranging from five years for computers and software, vehicles and equipment to ten years for hyperspectral sensors (Probe 1). The Probes included in construction in progress will be depreciated from the time they are placed into service. The ATM imagery database is fully depreciated. Satellite construction in progress represents only the Company's direct investment in the construction of the satellite and an allocation of the excess of the purchase price of STDC over the net book value of STDC assets. Upon successful launch and deployment of the satellite, the total costs incurred will be depreciated over a five year period, which is the expected life of the satellite.

Income taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Common stock

Common stock issued for other than cash consideration is reflected in the accompanying financial statements at estimated fair value on the date of issue.

Treasury stock

Treasury stock is recorded at cost. Sales of treasury stock at amounts in excess of or below cost, net of selling expenses, have been recorded as increases/decreases in additional paid-in capital.

Net loss per common share

Net loss per common share has been computed based on the weighted average number of the Company's common shares outstanding. Common stock equivalents have not been considered in the diluted net loss per share calculation because their effect on net loss per share is anti-dilutive. Exercisable stock option and warrant shares outstanding as of March 31, 2001, 2000 and 1999 totaled 20,575,000, 32,850,000 and 14,750,000, respectively.

Changes in classification

Certain reclassifications have been made to the fiscal 2000 and 1999 financial statements to conform with the financial statement presentation for fiscal 2001. Such reclassifications had no effect on the Company's results of operations or shareholders' equity.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments

The Company records financial instruments at cost, which approximates fair value, unless otherwise stated.

2.   SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                    Year ended March 31,
                                                                          ----------------------------------------
                                                                             2001           2000           1999
                                                                          ----------     ----------     ----------
Non-cash financing and investing activities
   Notes payable and interest converted into common stock                 $2,776,836     $   89,178     $     --
   Common stock issued in lieu of interest payments                             --          273,750
   Issuance of shares in exchange for minority interest in subsidiary           --             --          248,000
   Reduction of fixed assets for redeemable stock returned                      --             --         (400,000)
   Redeemable shares received into Treasury                                     --             --          400,000
   Issuance of common stock previously subscribed                               --             --          165,000
   Issuance of shares for mineral properties                                  63,485        226,632           --
   Issuance of shares for acquisition of STDC                                   --        1,928,203           --

3.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:
                                                          March 31,
                                                ----------------------------
                                                    2001            2000
                                                ------------    ------------
     Mineral properties (A)                     $  1,363,785    $    424,632
     ATM imagery database                            134,000         134,000
     Computers and software                          297,639         157,698
     Vehicles and equipment                        1,054,468         114,012
     Hyperspectral instruments (B)                 4,058,000       4,058,000
     Construction in progress (C)                 13,019,501       8,703,401
                                                ----------------------------
                                                  19,927,393      13,591,743
     Accumulated depreciation,
     amortization and depletion                   (1,559,108)       (982,757)
                                                ----------------------------
                                                $ 18,368,285    $ 12,608,986
                                                ============================

(A) In fiscal 2000, the Company acquired working interests in three oil and gas properties. One property was acquired for $195,000 in cash. The other two properties were purchased by exchanging 596,398 shares of the Company's stock valued at $226,632. In fiscal 2001, the Company acquired working interests in two additional oil and gas properties for $555,406 in working capital and the issuance of 167,066 shares of its common stock value at $63,485.

     In fiscal 2001, one of the oil and gas properties with capitalized costs totaling approximately $250,000 began production and the Company recognized $417,319 in revenue from that property. Capitalized costs for that project amortized under the unit-of-production method were $34,633. Based on an outside engineering study, the current producing well has total estimated reserves of 17.31 billion cubic feet of natural gas and 17,000 barrels of oil as of March 31, 2001. The Company's 5% working interest in the discounted net cash flows from this well is estimated to be $1,767,000 as of March 31, 2001 based on prices for natural gas and oil as of March 31, 2001.

     The estimates of proved and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, these estimates are expected to changes as future information becomes available.

     Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing well, equipment, and operating methods.

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent a year to reflect the estimated timing of the future cash flows.

     In fiscal 2000, the Company purchased mineral leases in Nova Scotia with the intention of surveying the properties and exploring mineral exploration possibilities for its own purposes.

(B) The Company entered into a sale-leaseback of a hyperspectral instrument in 1997. The instrument was sold for $2,500,000 and leased back under the following terms: 1) the Company will lease the instrument for $250,000 per year bearing interest at the prime rate plus 2% through June 2007; 2) at any time during the above lease period but no later than April 10, 2000, the Company can repurchase the instrument for $3,500,000 net of any lease payments; 3) at any time prior to the repurchase, the lessor may convert the remaining obligation into shares of the Company's subsidiary's common stock at a conversion rate of 40% of the stock's then fair market value. In the event the Company is not the operator at the time of exercise of the option, the lessee shall substitute comparable equity securities or other rights subject to reasonable approval of lessor; 4) the Company issued to lessor 1,000,000 unregistered shares of the Company's common stock and warrants to purchase an additional 1,000,000 unregistered shares of the Company's common stock at an exercise price of $2 per share; and 5) the lessor will receive certain royalty rights to revenues generated from mineral sites identified by the instrument. The Company recorded a capital lease obligation of $3,500,000 (net of a debt discount of $1,375,000) and $375,000 in shareholders' equity related to the shares of common stock and stock purchase warrants issued in conjunction with the above transaction.

     In fiscal 1999, 547,727 restricted shares of the Company's common stock was issued in lieu of the lease payment due on April 10, 1999, respectively. The Company recognized an extraordinary loss of $115,000 in 1999 from the debt extinguishment as a result of the settlement of the lease payments. As further consideration, the Company agreed to issue an additional 1,000,000 restricted shares of the Company's common stock to retire the warrant issued in conjunction with the sale-leaseback transaction discussed above. These subscribed shares were issued as of March 31, 1999.

     In fiscal 2001, the Company issued a promissory note for $250,000 for the third lease payment due on April 2001. This note was later converted to common stock per the terms of the note.

     The cost of the equipment under capital leases at March 31, 2001 and 2000 was $2,500,000 with related accumulated depreciation of $875,000 and $625,000 as of March 31, 2001 and 2000, respectively.

     As of March 31, 2001, the total amount of $3,058,603 is currently due as the Company anticipates repurchase of the instrument. The Company is pursuing the possibility of issuing subsidiary common stock to satisfy the obligation with the lessor.

     In fiscal 2000, the Company completed purchase and received its second hyperspectral instrument. The capitalized cost of the instrument was $1,558,000 with accumulated depreciation of $233,700 and $77,900 as of March 31, 2001 and 2000, respectively.

(C) Included in construction in progress is $12,119,500 of costs and allocated purchase price related to the development of a remote sensing instrument and satellite. The satellite is scheduled for completion and launch in the third quarter of calendar year 2002. Upon launch and deployment of the satellite, the total capitalized costs will be depreciated over a five-year period, which is the expected life of the satellite.

4.   NOTES PAYABLE

     Notes payable consist of unsecured promissory notes with rights of conversion. The terms of these debt instruments are typically for an initial period of ninety days or one year and are renewable at maturity for one year. The notes bear interest at rates ranging from 10% to 12.5%. Holders of the notes have the right to convert the principal amount plus interest into restricted shares of the Company common stock, subject to the terms of the promissory notes.

     In fiscal 2001 and 2000, $2,776,836 and $89,178, respectively, of notes outstanding plus accrued interest were converted into common stock at the agreed upon conversion rates.

5.   SHAREHOLDER LOANS

     The Company has financed its operations in part by funds received from advances by shareholders. These advances are in the form of unsecured promissory notes and bear interest at rates ranging from 8% to 10%. As of March 31, 2001 and 2000, interest accrued on such advances aggregated $294,332 and $226,347, respectively, and has been included in accrued interest in the accompanying consolidated balance sheet.

     Shareholder loans are reflected as a noncurrent liability in the accompanying consolidated financial statements due to: a) the undefined terms of repayments, b) the inability of the Company to repay the advances unless and until it achieves positive cash flow, and c) the possibility that the obligations will be satisfied through the issuance of shares of the Company's common stock. The Company does not anticipate repayment of the loans during the fiscal 2002.

6.   DEFERRED OFFICERS' COMPENSATION

     Deferred compensation consists of the cumulative unpaid compensation due to corporate officers (Chairman, Chief Executive Officer, President and Secretary). The Company recorded deferred officer compensation, accrued payroll taxes and accrued interest of $140,349, $425,104, and $744,134 during the fiscal years ended March 31, 2001, 2000 and 1999, respectively, and included these amounts in general and administrative expenses. The Company is accruing interest on the deferred compensation balances at a rate of 8.5%, compounded quarterly. The Company is making full salary payments to the Chairman, Chief Executive Officer, and Secretary as cashflow allows. The Company does not anticipate repayment of these amounts during fiscal 2002.

     In 1999, the employment agreement with the Company's former President was terminated. The approximately $157,000 due as a result of terminating this agreement was charged to expense in fiscal 1999 and paid in its entirety in fiscal 2000.

7.   BUSINESS SEGMENT INFORMATION

     The major activities of the Company and its subsidiaries are broken down into an Airborne Hyperspectral Services business segment, a Satellite Development business segment, Oil and Gas property business segment and an Other Industries business segment. While the Airborne Hyperspectral Services segment and Satellite Development segment will utilize remote sensing instruments to earn revenue from the sale of hyperspectral imagery, the Satellite Development segment will share responsibilities for tasking the satellite instrument with the Office of Navy Research and is not scheduled to begin operations until the fourth quarter of fiscal 2001. Currently, the Airborne Hyperspectral business segment revenue is primarily from one external customer, an international mining company. The Satellite Development business segment revenue is from a contract with the U.S. Navy. Transactions between the business segments are loans, interest, and management fees based on an allocation of incurred costs for general and administrative expenses. As the consolidated group is operating at a net loss position no income tax expense or benefit is provided. Prior to fiscal 2000, the Company's activities were focused in the Airborne Hyperspectral Services segment.

                Business Segment Information for Fiscal Year 2001

                                      Airborne                                                      Adjustments
                                    Hyperspectral     Satellite      Oil and Gas       Other            and
                                      Services       Development     Properties      Industries     Eliminations      Combined
                                    ------------    ------------    ------------    ------------    ------------    ------------
Revenue                             $  1,167,741    $  1,093,926    $    417,319           --              --       $  2,678,986
                                    ============    ============    ============    ============    ============    ============
Operating Income (Loss)             $ (4,166,052)   $ (1,324,622)   $     39,064    $   (537,786)          --       $ (5,989,396)
                                    ============    ============    ============    ============    ============    ============
Interest income                           24,715          73,721           --              --              --             98,436
Interest expense                        (464,323)       (571,533)          --              --              --         (1,035,856)
Income from continuing operations
  before income taxes and minority
  interests                                --              --              --              --              --         (6,926,816)
Identifiable assets at 3/31/2001    $  4,934,159    $ 13,091,253    $  1,570,357    $    114,357           --       $ 19,710,126
                                    ============    ============    ============    ============    ============    ============
Total Assets at 3/31/2001                  --              --              --              --              --       $ 19,710,126
                                                                                                                    ============
Depreciation and amortization
  for the period ending 3/31/2001   $    538,419    $      1,575    $     34,633    $      1,723           --       $    576,350
                                    ============    ============    ============    ============    ============    ============
Capital expenditures for the
  period ending 3/31/2001              1,624,647       3,666,100    $    939,153        105,750            --       $  6,335,650
                                    ============    ============    ============    ============    ============    ============


                Business Segment Information for Fiscal Year 2000

                                      Airborne                                                      Adjustments
                                    Hyperspectral     Satellite      Oil and Gas       Other            and
                                      Services       Development     Properties      Industries     Eliminations      Combined
                                    ------------    ------------    ------------    ------------    ------------    ------------
Revenue                             $    863,655    $    662,791           --              --              --       $  1,526,446
                                    ============    ============    ============    ============    ============    ============
Operating Loss                      $ (2,933,764)   $   (740,392)   $   (143,843)   $   (372,938)   $    (90,796)   $ (4,281,733)
                                    ============    ============    ============    ============    ============    ============
Interest income                           15,396          23,425           --              --              --             38,821
Interest expense                      (1,066,149)       (161,642)          --              --             90,796      (1,136,995)
Other expense                               (641)          --              --              --              --               (641)
Income from continuing operations
  before income taxes and minority
  interests                                --              --              --              --              --         (5,380,548)
Identifiable assets at 3/31/2000    $  7,235,839    $ 11,825,838    $    452,142    $     18,411           --       $ 19,532,230
                                    ============    ============    ============    ============    ============    ============
Total Assets at 3/31/2000                  --              --              --              --              --       $ 19,532,230
                                                                                                                    ============
Depreciation and amortization
  for the period ending 3/31/2000   $    355,502           --              --       $        862           --       $    356,364
                                    ============    ============    ============    ============    ============    ============
Capital expenditures for the
  period ending 3/31/2000           $    253,084    $  2,595,677    $    421,632    $      8,616           --       $  3,279,009
                                    ============    ============    ============    ============    ============    ============




8.   QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                   Fiscal 2001
                                     ----------------------------------------------------------------------
                                         First              Second             Third             Fourth
                                     -------------      -------------      -------------      -------------
Revenue                              $     463,014      $     259,863      $   1,159,048      $     797,061

Gross margin (deficit)                    (518,350)           (66,035)           650,450            835,484

Loss before minority interest           (1,507,523)        (1,296,457)        (3,570,273)          (552,563)

Net loss                             $  (1,435,247)     $  (1,225,342)     $  (3,505,087)     $    (470,804)

Shares applicable to basic and
diluted loss per share                 128,179,335        130,112,623        134,509,211        146,471,805

Basic and diluted loss per share     $       (0.01)     $       (0.01)     $       (0.03)     $       (0.00)


                                                                   Fiscal 2000
                                     ----------------------------------------------------------------------
                                         First              Second             Third             Fourth
                                     -------------      -------------      -------------      -------------
Revenue                              $     101,784      $     238,317      $      79,678      $   1,106,667

Gross margin (deficit)                      27,741             12,964            (62,247)          (248,424)

Loss before minority interest             (347,460)          (726,078)        (1,293,270)        (3,013,740)

Net loss                             $    (548,830)     $    (726,078)     $  (1,293,270)     $  (2,609,805)

Shares applicable to basic and
diluted loss per share                  98,327,779         98,610,500        104,354,564        117,972,227

Basic and diluted loss per share     $       (0.01)     $       (0.01)     $       (0.01)     $       (0.02)


9.   INCOME TAXES

     The Company recorded no provision for income taxes in fiscal 2001, 2000 and 1999 due to the operating losses incurred from inception to date.

     The tax effect of temporary differences between financial reporting and the tax bases of assets and liabilities relate to the following:


                                                             MARCH 31,
                                                   ----------------------------
                                                       2001            2000
                                                   ------------    ------------
     Net operating loss carryforwards              $  9,169,227    $  6,035,665
     Other net deferred tax assets                    1,326,707       1,849,148
                                                   ------------    ------------
     Gross deferred tax assets                       10,495,934       7,884,813
     Deferred tax assets valuation allowance        (10,495,934)     (7,884,813)
                                                   ------------    ------------
                                                   $     --        $     --
                                                   ============    ============


     The deferred tax asset has been fully reserved because the Company cannot anticipate future taxable income to realize the potential benefits of the gross deferred tax asset.

     The benefit for income taxes differs from the amount computed using the statutory federal income tax rate as follows:

                                                           YEAR ENDED MARCH 31,
                                              ----------------------------------------------
                                                  2001             2000             1999
                                              ------------     ------------     ------------
     Income tax benefits at statutory rate    $  2,654,593     $  2,058,593     $    908,571
     Decrease in benefit resulting from:
     Permanent differences and other               (43,472)         103,830          (11,378)
     Increase in valuation allowance            (2,611,121)      (2,162,423)        (897,193)
                                              ------------     ------------     ------------
                                              $       --       $       --       $       --
                                              ============     ============     ============

     The Company has net tax operating loss carryforwards at March 31, 2001 of approximately $22,923,068. Such carry forwards may be used to offset taxable income, if any, in future years through their expiration in 2002-2021. Future expiration of tax loss carryforwards, if not utilized, are as follows: 2002, $47,625; 2003, $104,696; 2004, $176,084; 2005,
     $225,957; and 2006, $143,645; and thereafter, $22,225,061. The annual amount of tax loss carryforward, which can be utilized, may be limited due to the substantial changes in the Company's ownership as defined by section 382 of the Internal Revenue Code, which may occur in the future. Such limitations could result in the expiration of a part of the loss carryforwards before their utilization.

10.  OFFICER AND DIRECTOR STOCK OPTIONS

     In August 1997, the Board of Directors granted performance based options to the Company's Chairman, President and Chief Executive Officer to each purchase 5,000,000 shares of the Company's restricted stock at exercise prices ranging from $0.50 per share to $2.50 per share and to the Company's Secretary to purchase 1,000,000 shares of the Company's restricted stock at an exercise price of $0.50 per share. All of these performance based stock options are exercisable for a period of 24 months from the date of vesting. The options will be deemed vested for each individual if that individual is employed by the Company on the first date on which the closing market price of the Company's common stock equals or exceeds the price per share performance targets for 30 consecutive days. The specific vesting criteria for these options are described below:

     When and if the closing market price of common stock equals or exceeds each of the following prices $0.50, $1.00, $1.50, $2.00 and $2.50 per share for 30 consecutive days, each of the three individuals shall become fully vested with an option to purchase 1,000,000 shares of common stock for each milestone at a price equal to the milestone price of $0.50, $1.00, $1.50, $2.00 and $2.50 per share, exercisable for a period of 24 months from the date of vesting.

     During 2001, the Board of Directors approved performance based bonuses in the form of options to the officers of the Company. These bonus clauses provide for immediate vesting of stock options at certain points in time dependent on the Company raising predetermined amounts of capital. The specific vesting criteria for these options are described below:

         15% of all options shall become vested and paid in full when the Company is successful in obtaining a commitment from a strategic partner, financial institution, reputable investment banker or other source in raising capital sufficient to fund the NEMO program; 20% vested and paid in full when successful in raising gross capital of at least $6,000,000; 20% vested and paid in full when successful in raising gross capital of at least $30,000,000; 20% vested and paid in full when successful in raising gross capital of at least $100,000,000; and 15% vested and paid in full in the event the NEMO program is successfully funded.

     In fiscal 2000, the Company's common stock maintained a price that resulted in the vesting of the above options with the $1.00 exercise price. As a result of the vesting of these options, the Company recognized non-cash compensation expense of $1,593,600 in fiscal 2000. As of March 31, 2001, no additional options were vested.

     During fiscal 2000, the Board of Directors issued options to a new employee to purchase 650,000 shares of the Company's common stock with an exercise price below fair value. In fiscal 2001 and 2000, the Company recognized $14,624 and $14,401, respectively, of non-cash compensation expense related to these options.

     During fiscal 2001, the Board of Directors approved the issuance of 8,587,000 shares against options as a stock bonus. The Company reduced options outstanding by 8,587,000 and recorded non-cash compensation expense of $2,926,781.

     The Company has adopted the disclosure requirements of Statement of Financial Accounting Standard No. 123 ("FAS 123"), Accounting for Stock-Based Compensation. This statement allows companies to choose whether to account for stock-based compensation under the intrinsic method as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25") or to use a fair value method described in FAS 123. The Company continues to follow the provisions of APB 25. No compensation cost has been recognized on the Company's stock option grants except as described above, as the options include an exercise price equal to or exceeding the fair value on the date of grant.

     The Company has determined that the pro forma effects of applying FAS 123 would increase the net loss in 2001 and 2000 by approximately $986,000 and $1,044,000 or $0.007 and $0.01 per share, respectively, and would have had an immaterial effect on the results of operation in 1999. The fair value was determined using the Black-Scholes option pricing model using the following weighted-average assumptions:

                                     Fiscal        Fiscal        Fiscal
                                      2001          2000          1999
                                   ----------    ----------    ----------
     Risk-free interest rate            5.59%         5.63%         5.62%
     Expected dividend yield              --            --            --
     Expected lives                      2.54          4.78          4.23
     Expected volatility              131.20%       127.97%        82.50%

     The following table summarizes the employee stock option transactions described above.
                                      Shares            Weighted-average
                                   under option          exercise price
                                  --------------         --------------
     Balance, March 31,1998           34,800,000         $         0.78
        Options granted                6,200,000                   1.23
        Options cancelled            (10,500,000)                  0.83
        Options exercised                     --                     --
                                  --------------         --------------
     Balance, March 31,1999           30,500,000                   0.90
        Options granted                5,650,000                   0.20
        Options cancelled                     --                     --
        Options exercised             (1,800,000)                  0.12
                                  --------------         --------------
     Balance, March 31,2000           34,350,000                   0.83
        Options granted                4,750,000                   0.49
        Options cancelled             (4,500,000)                  0.46
        Options exercised             (8,787,000)                  0.27
                                  --------------         --------------
     Balance, March 31,2001           25,813,000         $         1.01
                                  ==============         ==============

     The weighted average per share fair value of options granted during fiscal year 2001, 2000 and 1999 was $0.31, $0.11 and $0.11, respectively.

     In fiscal 2000, the Company exchanged 4,000,000 shares of its common stock and options to purchase an additional 4,000,000 shares of its common stock, at exercise prices ranging from $0.50 to $5.00 per share, for all of the shares of common stock of STDC.

     The following table summarizes information about employee stock options and the options issued as part of the acquisition of STDC outstanding at March 31, 2001.
                               Options Outstanding
                   ------------------------------------------------
                                  Weighted average
     Exercise        Number          remaining             Number
      Price       Outstanding     contractual life      exercisable
     --------      ---------      ----------------      -----------
                                       (Years)
       0.07          150,000             1.67               150,000
       0.14          487,500             3.50               237,500
       0.21        5,375,000             4.69             5,375,000
       0.30        1,500,000             1.59             1,500,000
       0.50        6,350,000             1.71             3,412,500
       0.75          250,000             2.76               250,000
       0.84          113,000             2.16               113,000
       1.00        3,537,500             1.75             3,537,500
       1.50        3,550,000             1.65               500,000
       2.00        4,250,000             1.97             1,250,000
       2.50        3,000,000             1.33                    --
       3.00          750,000             3.50               750,000
       4.00          250,000             3.50               250,000
       5.00          250,000             3.50               250,000
                  ----------                             ----------
                  29,813,000                             17,575,500
                  ==========                             ==========

11.  REDEEMABLE COMMON STOCK AND NONREDEEMABLE SHAREHOLDER'S EQUITY

     REDEEMABLE COMMON STOCK
     Included in redeemable common stock are amounts related to a potential rescission offer related to certain shares sold in the state of Idaho (see note 12). During fiscal 2001 and 2000, 23,167 and 591,754 shares of redeemable stock were sold by the original investors and thus reclassified as common stock and additional paid in capital.

     PREFERRED STOCK
     During the year ended March 31, 1998, the Company issued 200,000 shares of its Series A preferred stock: 100,000 of these shares were issued as a result of the conversion of a note payable. Each share of the Company's Series A preferred stock is convertible into five shares of the Company's common stock. The preferred stock has liquidation preference in the amount of $5.00 per share or $1,000,000. The preferred stock is redeemable by the Company and has no voting rights. In addition, the recipient of the preferred stock was granted warrants as discussed below to purchase an additional 1,000,000 shares of the Company's common stock. As such, 2,000,000 shares of the Company's common stock have been reserved for issuance upon the conversion of the Series A preferred stock and exercise of the warrants.

     COMMON STOCK
     During the fiscal years ended March 31, 2001 and 2000, the Company issued 16,097,874 and 849,663 shares of common stock, respectively, to satisfy $2,334,787 and $75,500, respectively, of principal and $442,049 and $13,678, respectively, of interest relating to convertible notes payable.

     COMMON STOCK SUBSCRIBED
     In fiscal 2000, the Company received $363,000 for purchases of common stock. The shares were issued during the year ended March 31, 2001.

     TREASURY STOCK
     In fiscal 1999, the Company received into treasury 1,000,000 shares of redeemable common stock previously issued to a vendor as payment for a hyperspectral instrument contract that was subsequently cancelled. The Company subsequently reissued 500,000 of these shares to a third party during fiscal 1999.

     STOCK WARRANTS
     During fiscal 1998, warrants to purchase 4,000,000 shares of the Company's common stock were granted, with exercise prices ranging from $1.30 to $2.00 per share. These warrants were issued to investors of the Company and expire 3-5 years after issuance. In fiscal 2001, 1,000,000 of these warrants expired.

     PRIVATE PLACEMENT OF EARTH SEARCH RESOURCES, INC. COMMON STOCK
     During fiscal 1998, Earth Search Resources, Inc., a wholly owned subsidiary of the Company, issued 2,494,000 shares of its common stock at $0.50 per share. In fiscal 1999, the Company exchanged 2,646,667 shares of its own common stock for Earth Search Resources, Inc.'s stock not previously owned. This transaction reduced minority interest by $248,000 in 1999.

     PRIVATE PLACEMENT OF TERRANET, INC. COMMON STOCK
     In fiscal 2000, Terranet, Inc., a wholly owned subsidiary of the Company, issued 62,965 shares of its common stock at approximately $3.00 per share. This transaction increased minority interest by $189,493.

     PRIVATE PLACEMENT OF PETRO PROBE, INC. COMMON STOCK
     In fiscal 2001 and 2000, Petro Probe, Inc., a wholly owned subsidiary of the Company, issued 22,332 and 10,166 shares, respectively, of its common stock at approximately $3.00 per share. This transaction increased minority interest by $67,000 and $30,500, respectively.

     PRIVATE PLACEMENT OF ECO PROBE, INC. COMMON STOCK
     In fiscal 2001, Eco Probe, Inc., a wholly owned subsidiary of the Company, issued 151,667 shares of its common stock at approximately $3.00 per share. This transaction increased minority interest by $455,004.

     In fiscal 2001, warrants to purchase 100,000 shares of either Petro Probe or Terranet at $3.00 per share for two years and 100,000 shares of either Petro Probe or Terranet at $5.00 per share for five years were issued to a consultant of the Company.

     EQUITY LINE
     Subsequent to March 31, 2001, the Company signed a definitive agreement with an investor for an equity line of up to $10,000,000 for one year with an extension option for another year. The terms of the equity line are that the Company, after the effectiveness of a registration statement, at its option can sell its registered common shares to the investor on a monthly basis. The maximum amount of funds that can be raised in any month is $1,500,000 limited by a calculation based on the average volume of the stock for the preceding month and the price of the stock. In conjunction with the equity line, the Company issued warrants to the investor to purchase 1,500,000 shares of the Company's common stock for 5 years at a price equal to the lesser of 95% of an average stock price after the definitive documents were signed or 95% of the market price at the date of effectiveness of the registration statement. Additional warrants up to 1,500,000 will be issued pro rata as the equity line is used. The price of these additional warrants will be based on the market price immediately following sale to the investor.

12.  COMMITMENTS AND CONTINGENCIES

     CONTRACTUAL COMMITMENTS
     The Company has outstanding purchase orders, commitments, and contracts with future milestone payments totaling $2,350,000

     OPERATING RENT
     Future minimum rental payments and sublease rental income under non-cancelable leases with initial terms in excess of one year are as follows at March 31, 2001:

     Year ending           Total              Sublease
      March 31          commitments        Rental Income         Net Rent
     -----------        -----------        -------------         --------
        2002            $   181,050        $    (24,006)         $157,044
        2003                172,619             (24,006)          148,613
        2004                 92,813              (2,001)           90,812
        2005                 77,256               --               77,256
        Thereafter           25,600               --               25,600
                        -----------        -------------         --------
                        $   549,338        $    (50,013)         $499,325

     Rental expense for office space is included in operations for the fiscal years ended March 31, 2001, 2000 and 1999 and is $132,529, $30,341, and
     $19,200, respectively. In fiscal 2001, the Company entered into a lease for its office in Kalispell, Montana. The lease is with two officers of the Company and is for a term of 5 years with minimum monthly payments of $6,400.

     LITIGATION
     In fiscal 1997, the Company settled its lawsuit with the Idaho Department of Finance. As a result of the settlement, the Company agreed to proceed with a rescission offer to certain Idaho residents who invested in the Company at the $0.16 to $0.18 per share at which they originally purchased the Company's common stock. In fiscal 2001 and 2000, 23,167 and 591,754 shares of the Company's common stock subject to rescission were sold by such Idaho investors. In conjunction with the rescission settlement, $17,981 and $21,734, related to 110,993 and 134,160 shares of common stock, respectively, have been recorded in redeemable common stock as of March 31, 2001 and 2000.

     In November 2000, a lawsuit was filed against the Company by a vendor. The vendor alleges that the Company has not paid them 500,000 shares of the Company's stock, which it is owed pursuant to a written contract between the vendor and the Company in which the vendor agreed to perform certain services for the Company in return for cash and the Company's common stock. The relief sought by the vendor in the lawsuit includes significant compensatory and punitive damages; however, the Company believes that it will be able to settle the lawsuit for less than the relief sought. The Company has recorded a contingency loss accrual of $185,000. It is management's opinion that the loss accrual is their best estimate of the potential liability and associated legal costs of the dispute.

13.  RELATED PARTY TRANSACTIONS

     During fiscal 1998, the Company entered into various agreements with an international mining company. The agreements executed between the Company and the mining company provide, under certain restrictions, an exclusive license to use Probe 1 for commercial mining purposes. The agreements have a three-year term, with an automatic three-year renewal unless the agreements are terminated by either party at the end of the initial three-year period. In December 2000 the agreement was terminated and the Company is reviewing its options under their agreement. Under the terms of the agreements, the Company was guaranteed minimum services work of $750,000 in year one, $2,000,000 in year two, $3,000,000 in year three, and $3,000,000 in each subsequent year. The Company has not recorded the difference between committed revenue under the agreement and actual revenue. In year one, the Company earned $810,000 in revenue with direct costs of $652,000 on missions flown under this contract. In year 2, the Company earned $511,000 in revenue with direct costs of $331,000 on missions flown under this contract. In year 3 the Company earned $631,000 in revenue with direct costs of $397,824 under this contract. Furthermore, the agreement grants the Company net smelter royalties ranging from 1.5 percent to 2.5 percent of revenues on properties subsequently owned or optioned by the mining company. 200,000 shares of the Company's Series A preferred stock were issued to the mining company and an affiliate for consideration equal to $1,000,000; furthermore, the mining company and affiliate were granted warrants to purchase 1,000,000 shares of the Company's common stock at a price of $2.00 per share.

14.  SIGNIFICANT RISKS AND UNCERTAINTIES

     The STDC agreement with the Office of Naval Research to develop and deploy NEMO requires STDC to raise additional industry funds of approximately $125,000,000 to complete the project. There can be no assurances that STDC will be able to raise funds necessary to complete the project.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the amounts of expenses attributed to the issuance of the securities offered pursuant to this registration statement which shall be borne by us. All of the expenses listed below, except the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee, represent estimates only.

                                    Estimated
                                    ---------
         SEC registration fee...........................   $   1,948.38
         Printing expenses..............................   $   1,000.00
         Accounting fees and expenses...................   $  20,000.00
         "Blue Sky" fees and expenses...................   $   2,000.00
         Legal fees and expenses........................   $  30,000.00
         Miscellaneous fees and expenses................   $      51.62
                                                           ------------
                  Total.................................   $  55,000.00


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Utah law requires a corporation, unless limited by its articles of incorporation, to indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

     Utah law enables a corporation to indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if his conduct was in good faith and he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Such indemnification is limited to reasonable expenses incurred in connection with the proceeding. Under Utah law a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

     Utah law provides that an officer of a corporation is entitled to the mandatory indemnification provision above and that the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director or may indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

ITEM 15.  RECENT SALE OF UNREGISTERED SECURITIES

     In the last three years, we have made the following sales of unregistered securities, all of which sales were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) or as otherwise indicated:

     RECENT SALES OF UNREGISTERED SECURITIES (1)

                        AMOUNT OF         PRICE PER            TOTAL CASH
        DATE         SECURITIES SOLD      SHARE ($)           PROCEEDS ($)
     ----------      ---------------      ---------           ------------
       4/6/1998          465,000            0.22                           (2)
      4/22/1998        1,000,000            0.17                           (3)
      5/12/1998           50,000            0.20                           (4)
      5/12/1998           50,000            0.20                           (5)
      5/12/1998          200,000            0.20                           (4)
      5/13/1998          100,000            0.21                 20,000    (6)
      5/21/1998          572,727            0.21                           (7)
      5/13/2001           10,000            0.23                           (5)
      5/29/1998           50,000            0.23                           (4)
       6/3/1998            4,166            0.24                  1,000    (6)
      6/17/1998          300,000            0.19                           (5)
      6/17/1998           13,886            0.19                           (4)
      7/21/1998           20,000            0.25                  5,000    (6)
      8/19/1998           35,386            0.15                           (4)
      8/28/1998           70,817            0.15                           (5)
      9/22/1998           35,226            0.12                           (4)
      10/5/1998           50,000            0.09                           (4)
     10/30/1998          304,929            0.08                           (4)
     11/13/1998          447,143            0.07                           (4)
     12/29/1998           98,161            0.05                           (4)
      1/13/1999           36,867            0.09                           (4)
      1/25/1999            5,688            0.09                           (4)
       2/5/1999        1,200,000            0.10                           (5)
      2/17/1999        2,646,667            0.10                           (9)
      2/19/1999        1,500,000            0.08                           (8)
      2/22/1999          100,000            0.10                 10,000    (6)
      2/26/1999          100,000            0.08                           (4)
       3/5/1999        1,700,000            0.10                170,000    (6)
      3/17/1999          100,000            0.07                           (4)
       3/9/1999           77,128            0.09                           (4)
      3/17/1999          275,000            0.08                           (8)
      4/15/1999           88,597            0.10                           (4)
      5/27/1999          300,000            0.08                           (5)

      8/18/1999          100,000            0.09                           (4)
      8/18/1999          100,000            0.09                           (4)
      10/8/1999        1,300,000            0.15                           (5)
      10/8/1999          367,845            0.12                           (4)
      10/8/1999          100,000            0.19                           (4)
      10/8/1999          300,000            0.21                           (8)
      10/8/1999        1,500,000            0.11                           (8)
     10/20/1999          350,000            0.10                           (4)
     10/28/1999           92,172            0.19                           (4)
     10/28/1999          300,000            0.19                           (5)
      11/1/1999          625,000            0.08                 50,000    (6)
      11/1/1999          125,000            0.08                           (7)
      12/6/1999           19,728            0.20                           (7)
        Various        3,768,344            0.45              1,695,755   (10)
     12/14/1999            4,147            0.20                           (7)
        Various          651,551            0.38                247,589   (11)
     12/15/1999            7,895            0.20                           (7)
     12/15/1999            3,948            0.20                           (7)
     12/20/1999        4,000,000
        Various        7,199,561            0.38              2,735,833   (12)
     12/22/1999            8,229            0.20                           (7)
     12/22/1999           22,273            0.20                           (4)
     12/22/1999           13,889            0.20                           (4)
     12/22/1999          148,889            0.20                           (4)
     12/23/1999            6,578            0.29                           (4)
     12/23/1999          272,916            0.18                           (4)
     12/31/1999            6,052            0.29                           (4)
     12/31/1999          111,111            0.45                 50,000    (6)
       2/1/2000        1,000,000            0.50                500,000    (6)
      1/11/2000          407,800            0.05                           (7)
      1/11/2000          131,545            0.27                 36,041    (6)
      1/17/2000          200,000                                          (13)
      1/17/2000            3,289                                          (13)
      1/17/2000           16,447                                          (13)
      1/24/2000          331,578            0.38                          (14)
      1/24/2000          133,242            0.38                          (14)
      3/28/2000          131,578            0.38                          (14)
       2/1/2000        2,000,000            0.50              1,000,000    (6)
      2/14/2000           44,444            0.45                 20,000    (6)
      2/22/2000          407,726                                          (13)
      2/22/2000          407,726                                          (13)
      2/25/2000          500,000            0.17                 82,500    (6)
      2/29/2000          100,000            0.38                           (4)
       3/9/2000           10,762            1.28                           (4)
      3/10/2000           25,260            0.34                           (4)
      3/16/2000           25,000            0.38                           (4)
      3/16/2000            6,579                                          (13)
      3/28/2000          200,000            1.25                250,000    (6)

      3/30/2000          222,222            0.45                100,000    (6)
      3/31/2000          200,000                                          (13)
      4/10/2000          200,000            0.25                 49,985    (6)
      4/11/2000          167,066            0.38                          (14)
      4/13/2000           75,000            0.45                 33,750    (6)
      4/18/2000           22,222                                          (13)
      4/26/2000          500,000            0.50                250,000    (6)
      4/26/2000           26,315            0.38                 10,000    (6)
      4/26/2000           50,000            0.38                 19,000    (6)
      4/26/2000           50,000            0.38                 19,000    (6)
      4/28/2000           12,004            0.83                 10,000    (6)
      4/28/2000           34,212            0.75                           (7)
       5/4/2000          600,000            0.50                300,000    (6)
       5/4/2000            8,333            0.72                  6,000    (6)
       5/4/2000            5,451            0.20                           (7)
       5/8/2000           50,000            0.20                 10,180    (6)
      5/11/2000          500,000            0.25                          (13)
      5/11/2000            3,940            0.20                           (7)
       6/6/2000          818,501            0.05                           (7)
       6/6/2000           65,789            0.38                 25,000    (6)
       6/6/2000          100,000            0.38                 38,000    (6)
      6/22/2000          300,000                                          (13)
      8/24/2000            9,383            0.75                           (4)
     12/12/2000           81,081            0.37                           (4)
       1/4/2001           29,126            0.26                           (4)
      1/11/2001        9,980,667            0.14                           (7)
      1/16/2001          100,000            0.56                           (5)
      1/17/2001        8,587,000            0.34                           (8)
      2/26/2001        5,289,315            0.26                           (7)

     (1)  Shares sold were common stock, par value $0.001.
     (2)  Consideration paid for the shares was an airplane.
     (3)  Consideration paid for the shares was a sale/leaseback transaction.
     (4)  Consideration paid for the shares was consulting services.
     (5)  Shares issued for debt consideration.
     (6)  Sales of securities exempt from registration under Regulation D Rule
          506.
     (7)  Shares exchanged pursuant to debt conversion.
     (8) Consideration paid for the shares was employee and consultant services.
     (9) Shares issued in exchange for shares of Earth Search Resources, a subsidiary of the Company.
     (10) Shares were sold to 75 investors between December 14, 1999 and March 24, 2000 and were exempt from registration under Regulation D Rule 506.
     (11) Shares sold to 8 investors between December 21, 1999 and February 25, 2000 and were exempt from registration under Regulation D Rule 506.
     (12) Shares sold to 59 investors between December 29, 1999 and March 30, 2000 and were exempt from registration under Regulation D Rule 506.
     (13) Shares issued as commissions for stock sales.
     (14) Shares issued in exchange for interests in oil and gas properties.

See Consolidated Statements of Redeemable Common Stock and Changes in Nonredeemable Shareholders' Equity (Deficit) of Financial Statements for additional information on common stock activity.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                (a)  EXHIBITS

          2.1 Agreement and Plan of Merger by and among Earth Search Sciences, Inc., ESS Acquisition Corp., Space Technology Development Corporation and the shareholders of Space Technology Development Corporation, dated December 21, 1999 (Incorporated by reference to Exhibit 2.1 to the Registrant's Form 10-K for fiscal year ended March 31, 2000).

          3.1 Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Registrant's Forms 10-K for the fiscal years ended March 31, 1995 and March 31, 1996).

          3.2 Bylaws (Incorporated by reference to Exhibit 3.2 to the Registrants' Form 10-K for the fiscal year ended March 31,
                1995).

          4.1   See exhibits 3.1 and 3.2.


          5.1   Opinion of Ballard Spahr Andrews & Ingersoll, LLP.*


          10.1 Memorandum of Understanding between the Registrant and Applied Signal and Imaging Technology, Inc. dated May 27, 1996 (Incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-K for fiscal year ended March 31, 1996).

          10.2 Contract of Sale and Leaseback dated June 10, 1997 between Registrant and Accuprobe, Inc. (Incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K for fiscal year ended March 31, 2000).

          10.3 Operating Agreement of ESSI Probe1 LC, dated June 3, 1997 (Incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-K for fiscal year ended March 31, 2000).

          10.4 Hyperspectral Technology License Agreement between Earth Search Sciences, Inc. and Noranda Mining and Exploration, Inc. dated December 16, 1997 (Incorporated by reference to the Registrant's for 8-K filed on February 6, 1998).

          10.5 Agreement between the Office of Naval Research and Space Technology Development Corporation Agreement for NAVY EARTHMAP OBSERVER (NEMO) dated December 10, 1997 (Incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-K for fiscal year ended March 31, 2000).

          10.6 Sales Contract between Science Applications International Corp. and Space Technology Development Corporation (STDC) dated 30 March 1998, Contract No.: STDC-98-NEMO-0003 (Incorporated by reference to Exhibit 10.6 to the Registrant's Form 10-K for fiscal year ended March 31, 2000).

          10.7 Sales Contract between Science Applications International Corp. and Space Technology Development Corporation dated: 30 March 1998, Contract No.: STDC-98-NEMO-004 (Incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K for fiscal year ended March 31, 2000).

          10.8 Sales Contract between Space Systems/Loral (SS/L) and Space Technology Development Corporation (STDC) dated 21 January 1999, Contract Number: STDC-98-NEMO-0001 (Incorporated by reference to
                Exhibit 10.2 to the Registrant's Form 10-K for fiscal year ended March 31, 2000).

          10.9 Sales Contract between Litton Systems, Inc., Amecom Division (Litton Amecom) and Space Technology Development Corporation
                (STDC) dated 29 October 1998, Contract Number: STDC-98-NEMO-0009 (Incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K for fiscal year ended March 31, 2000).

          10.10 Common Stock Purchase Agreement between Alpha Venture Capital, Inc. and Earth Search Sciences, Inc. (ESSI) dated May 23, 2001 (Incorporated by reference to Exhibit 10.10 to the Registrant's Form 10-K for the fiscal year ended March 31, 2001).

          10.11 Registration Rights Agreement between Alpha Venture Capital, Inc. and Earth Search Sciences, Inc. (ESSI) dated May 23, 2001 (Incorporated by reference to Exhibit 10.11 to the Registrant's Form 10-K for the fiscal year ended March 31, 2001).

          10.12 Common Stock Purchase Warrant A between Alpha Venture Capital, Inc. and Earth Search Sciences, Inc. (ESSI). Dated May 23, 2001 (Incorporated by reference to Exhibit 10.12 to the Registrant's Form 10-K for the fiscal year ended March 31, 2001).

          10.13 Common Stock Purchase Warrant B between Alpha Venture Capital, Inc. and Earth Search Sciences, Inc. (ESSI). Dated May 23, 2001 (Incorporated by reference to Exhibit 10.13 to the Registrant's Form 10-K for the fiscal year ended March 31, 2001).

          10.14 Larry F. Vance employment agreement (Incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-Q for fiscal quarter ended December 31, 2000).

          10.15 John W. Peel employment agreement (Incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-Q for fiscal quarter ended December 31, 2000).

          10.16 Rory J. Stevens employment agreement (Incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-Q for fiscal quarter ended December 31, 2000).

          10.17 Tami J. Story employment agreement (Incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-Q for fiscal quarter ended December 31, 2000).

          10.18 John J. Sciuto employment agreement (Incorporated by reference to Exhibit 10.18 to the Registrant's Form 10-K for the fiscal year ended March 31, 2001).

          10.19 Letter Agreement between Alpha Venture Capital, Inc. and Earth Search Sciences, Inc. dated August 24, 2001.

          16.1 Letter re change in certifying accountant (Incorporated by reference to the Registrant's for 8-K filed on May 25, 2001).

        21.1.1  List of Subsidiaries (Incorporated by reference to Exhibit
                21.1.1 to the Registrant's Form 10-K for fiscal year ended March 31, 2000).

          23.1  Consent of Grant Thornton, LLP.

          23.2  Consent of Pricewaterhouse Coopers LLP.

          23.3  Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                Exhibit 5.1).*

          ----------------------
          *     Filed herewith.

                (b) The Registrant filed the Following Reports on Form 8-K during the quarter ended March 31, 2001:

                    Date of Report                              Item Reported
                    --------------                              -------------
                     May 25, 2001                                     4

                    (b) FINANCIAL STATEMENT SCHEDULES

                         Not Applicable





ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on September 4, 2001.


                                        Earth Search Sciences, Inc.


                                        By: /s/ John W. Peel, III
                                            ------------------------------------
                                            John W. Peel, III
                                            Chief Executive Officer and Director
                                            (Principal Executive Officer)


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry F. Vance his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                           Title                         Date
---------                           -----                         ----


/s/ Larry F. Vance             Chairman and Director           September 4, 2001
--------------------
Larry F. Vance



/s/ Rory J. Stevens            Chief Financial Officer         September 4, 2001
--------------------           and Director
Rory J. Stevens



/s/ Tami J. Story              Corporate Secretary and         September 4, 2001
--------------------           Treasurer and Director
Tami J. Story



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